UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant            ☑

Filed by a party other than the Registrant            ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Bazaarvoice, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BAZAARVOICE, INC.

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Bazaarvoice, Inc.:

The Annual Meeting of Stockholders for Bazaarvoice, Inc. (“Bazaarvoice,” “we,” “us,” or the “Company”) will be held at the Soho Grand Hotel, 310 West Broadway, New York, NY 10013 on Tuesday, October 9, 2012 at 2:00 pm Eastern Daylight Time. The purposes of the meeting are:

1.	To elect two Class I directors (Proposal One);

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2013 (Proposal Two);

3.	To vote on a non-binding basis to approve the compensation of our named executive officers (Proposal Three);

4.	To vote on a non-binding basis to approve the frequency of future advisory votes on named executive compensation (Proposal Four); and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors (the “Board”) has fixed the close of business on August 23, 2012 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the Annual Meeting. This Notice of 2012 Annual Meeting of Stockholders and accompanying Proxy Statement are being distributed or made available to stockholders beginning on or about August 28, 2012.

YOUR VOTE IS IMPORTANT!

Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on October 9, 2012: The Notice of 2012 Annual Stockholders’ Meeting and Proxy Statement, and 2012 Annual Report and Form 10-K are available at www.proxydocs.com/bv.

By order of the Board of Directors,

Brett A. Hurt

Founder, Chief Executive Officer and President

Austin, Texas

Date: August 28, 2012

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On August 29, 2012, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice of Internet Availability also provides instructions on how to vote via the Internet or by telephone.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. Once you have elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on October 9, 2012:

The Notice of 2012 Annual Stockholders’ Meeting and Proxy Statement, and

2012 Annual Report and Form 10-K are available at www.proxydocs.com/bv.

ATTENDING THE ANNUAL MEETING

• Doors open at 1:30 p.m. Eastern Daylight Time

• Meeting starts at 2:00 pm Eastern Daylight Time

• Proof of Bazaarvoice, Inc. stock ownership and photo identification will be required to attend the Annual Meeting

• You do not need to attend the Annual Meeting to vote if you submitted your proxy in advance of the Annual Meeting

• The use of cameras is not allowed

• There will be limited food service at the meeting

QUESTIONS

For questions regarding:	Contact

Annual Meeting	Bazaarvoice, Inc. Investor Relations (512) 551-6800

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC www.amstock.com/main/nav_contactUS.asp (800) 937-5449 (within the U.S. and Canada) or (718) 921-8124 (worldwide)

Stock ownership for beneficial owners	Please contact your broker, bank, or other nominee

Voting	Mediant Communications LLC http://www.proxypush.com/bv (866) 307-0791 (worldwide)

BAZAARVOICE, INC.

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

PROXY STATEMENT

Our Board solicits your proxy for the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the meeting for the matters set forth in the “Notice of 2012 Annual Meeting of Stockholders.” The Annual Meeting will be held at 2:00 pm Eastern Daylight Time on Tuesday, October 9, 2012 at Soho Grand Hotel, 310 West Broadway, New York, NY 10013. We made this Proxy Statement available to stockholders beginning on August 28, 2012.

Record Date	August 23, 2012

Quorum	A majority of the shares outstanding on the record date must be present in person or by proxy.

Shares Outstanding	68,994,965 shares of common stock were outstanding as of August 23, 2012.

Inspector of Election	A representative from Mediant Communications LLC will serve as the inspector of election.

Voting by Proxy	Internet, telephone or mail

Voting at the Meeting

We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the meeting. Stockholders can vote in person during the meeting. Stockholders of record (those whose shares are registered directly in their name with Bazaarvoice’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”)) who attend the Annual Meeting in person may obtain a ballot from the inspector of election. Beneficial holders (whose shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization) who attend the Annual Meeting in person must obtain a proxy from their broker, bank or other nominee prior to the date of the Annual Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Voting Instructions

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

What Happens if no Voting Instructions are Provided; Broker Non-Votes

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” As a result, if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter – the ratification of the appointment of our independent registered public accounting firm (Proposal Two). Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors (Proposal One), the advisory vote to approve the compensation of our named executive officers (Proposal Three) and the advisory vote to approve the frequency of the advisory vote on executive compensation (Proposal Four).

Votes Required; Effect of Broker Non-Votes and Abstentions	Each holder of shares of our common stock is entitled to one vote for each share of common stock held as of the record date.

With respect to Proposal One, each director is elected by a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The ratification of our independent registered public accountants in Proposal Two requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote.

Proposal Three, the advisory vote to approve executive compensation, requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. For purposes of Proposal Three, abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the vote. For purposes of Proposal Four, the advisory vote regarding the frequency of the advisory vote on executive compensation, the option of one year, two year or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by the stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. However, because each of Proposal Three and Four is an advisory vote, the result will not be binding on the Company or our Board. The Board, the compensation committee and/or another committee of the Board will consider the outcome of the vote when establishing or modifying the compensation of our named executive officers and determining how often the Company should submit to the stockholders an advisory vote to approve the compensation of our named executive officers included in our proxy statement.

Changing Your Vote

Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a broker, bank or other nominee, you may revoke any prior voting instructions by contacting that firm.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results at www.bazaarvoice.com and in a filing with the U.S. Securities and Exchange Commission (the “SEC”) on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

This Proxy Statement contains four proposals requiring stockholder action. Proposal One requests the election of the two Class I directors to the Board. Proposal Two requests the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2013. Proposal Three requests an advisory vote to approve executive compensation, and Proposal Four requests an advisory vote on the frequency of holding future votes to approve executive compensation.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board is currently comprised of nine directors and is divided into three classes with staggered three-year terms. The Board currently has three directors in each of the three classes. The term of our Class I directors, Neeraj Agrawal, Michael S. Bennett and Christopher A. Pacitti, will expire at this Annual Meeting. The term of our Class II directors, Abhishek Agrawal, Edward B. Keller and Dev C. Ittycheria, will expire at our 2013 annual meeting of stockholders. The term of our Class III directors, Brett A. Hurt, Sydney L. Carey and Thomas J. Meredith, will expire at our 2014 annual meeting of stockholders.

This year’s nominees for election to the Board are two of the three Class I directors, Neeraj Agrawal and Christopher A. Pacitti. Each of our director nominees is currently serving on the Board. Each of our nominees for the election of directors at the Annual Meeting is an independent director, as defined in the applicable rules for companies traded on the NASDAQ Global Market. The biographies of the nominees are set forth below in the section titled “—Directors.”

If elected, each nominee will serve for a term of three years expiring at the 2015 annual meeting of stockholders or until his successor, if any, is duly elected and qualified or until such director’s earlier death, resignation or removal. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Michael S. Bennett, currently a Class I Director, will not stand for reelection at this Annual Meeting. The Board of Directors, in accordance with Bazaarvoice’s bylaws, acted by resolution to reduce the size of the Board of Directors from nine members to eight, effective immediately after the Annual Meeting.

Vote Required

The two nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the two directors to be elected by those shares, will be elected as directors to serve until the third annual meeting following election and until their successors are duly elected and qualified.

Recommendation of the Board of Directors

The Board recommends that stockholders vote “FOR” the election of Messrs. N. Agrawal and Pacitti.

Directors

Listed below are Bazaarvoice’s directors. The nominating and governance committee of the Board and the Board believe the skills, qualities, attributes and experience of its directors provide Bazaarvoice with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of Bazaarvoice and represent the best interests of its stockholders.

Name	Position with Bazaarvoice	Age as of the Annual Meeting	Director Since
Brett A. Hurt	Founder, Chief Executive Officer, President and Director	40	2005

Abhishek Agrawal	Director	34	2012

Neeraj Agrawal	Director	39	2007

Sydney L. Carey	Director	47	2012

Dev C. Ittycheria	Director	45	2010

Edward B. Keller	Director	56	2006

Thomas J. Meredith	Director	62	2010

Christopher A. Pacitti	Director	42	2005

Class I Directors

Neeraj Agrawal has served as a member of our Board since September 2007 and our audit committee since November 2008. He is currently a general partner at Battery Ventures. Mr. Agrawal joined Battery Ventures in 2000 and became a general partner in May 2007. Prior to his time at Battery Ventures, Mr. Agrawal served as an operating executive at Sky TV Latin America, a News Corp. subsidiary. He has also worked as a management consultant at Booz Allen Hamilton Inc. He holds a B.S. in computer science from Cornell University and an M.B.A. from Harvard Business School. We believe Mr. Agrawal’s qualifications to serve on our Board include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various private companies.

Christopher A. Pacitti has served as a member of our Board since August 2005 and our nominating and governance committee since May 2011. He is currently a general partner at Austin Ventures. Mr. Pacitti joined Austin Ventures as a partner in 1999 and became a general partner in 2001. Prior to his time at Austin Ventures, Mr. Pacitti was a vice president at TL Ventures and was also a co-founder and Chief Operating Officer of a technology company that developed chemical industrial applications. Mr. Pacitti currently serves on the boards of directors of a number of private companies and venture capital industry organizations. He holds a B.A. in economics from Johns Hopkins University. We believe Mr. Pacitti’s qualifications to serve on our Board include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various private companies.

Class II Directors

Abhishek Agrawal has served as a member of our Board since May 2012. Mr. Agrawal is a principal at General Atlantic, a global growth equity firm, where he has worked since 2006. Mr. Agrawal focuses on investments in the Internet and technology sectors and has been closely involved in many of General Atlantic’s Internet and digital media investments. Prior to joining General Atlantic, Mr. Agrawal was with Lazard

Technology Partners, an Internet and technology focused venture capital firm and previously served in Lazard’s investment banking group. Mr. Agrawal is a board observer at Dice Holdings, Inc. and serves as a board member or board observer for a variety of private companies. Mr. Agrawal holds a B.S. in economics with concentration in finance from The Wharton School at the University of Pennsylvania, where he graduated first in his class, and an M.B.A. from Harvard Business School, where he graduated with highest distinction and was a Baker Scholar. Mr. Agrawal’s qualifications to serve on our Board include his background in the venture capital and private equity industries, providing guidance and counsel to a wide variety of Internet and technology companies, and service on the boards of directors of various private companies.

Edward B. Keller has served as a member of our Board since May 2006, our compensation committee since September 2009 and our nominating and governance committee since May 2011. Mr. Keller is the current Chief Executive Officer of Keller Fay Group LLC, a marketing research and consulting company dedicated to word-of-mouth marketing, which he co-founded and joined in December 2005. Mr. Keller’s career in marketing and media research spans more than 30 years. Prior to founding the Keller Fay Group, Mr. Keller served as Chief Executive Officer of market research firm RoperASW, which was acquired by NOP World Ltd. and then by GfK Custom Research North America, and previously as that company’s President and Chief Operating Officer. Mr. Keller is a former member of the board of directors of the Word-of-Mouth Marketing Association, where he is a past president of the board. He is also a past president of the Market Research Council and a former board member of the Advertising Research Foundation. Mr. Keller is also an author and frequent lecturer regarding word-of-mouth marketing. Mr. Keller holds a B.A. in communications from the University of Pennsylvania and an M.A. in communications from the Annenberg School for Communications at the University of Pennsylvania. We believe Mr. Keller’s qualifications to serve on our Board include his unique expertise in the social commerce marketplace and experience as a Chief Executive Officer in the market research industry.

Dev C. Ittycheria has served as a member of our Board since January 2010, our compensation committee since May 2010 and our nominating and governance committee since May 2011. In March 2012, Mr. Ittycheria joined Greylock Partners, a Silicon Valley-based venture capital firm, as a venture partner. Mr. Ittycheria served as the Senior Vice President, President of Enterprise Service Management of BMC Software, Inc. from November 2008 to February 2010 and as Senior Vice President, Strategy and Corporate Development from April 2008 to October 2008. Prior to his time at BMC, Mr. Ittycheria was co-founder, President, Chief Executive Officer, and a member of the board of directors of BladeLogic, Inc. from August 2001 to April 2008, which was acquired by BMC in April 2008. Prior to founding BladeLogic, Mr. Ittycheria held several management positions in technology companies, including Senior Vice President and General Manager of the application service provider division of Breakaway Solutions, Co-founder, President and CEO of Applica Incorporated, and various senior positions in the data communications business of AT&T and Teleport Communications Group. Mr. Ittycheria currently serves on the board of directors of athenahealth, Inc. He holds a B.S. in electrical engineering from Rutgers University. Mr. Ittycheria was named the Ernst & Young Entrepreneur of the Year for New England in 2004. We believe Mr. Ittycheria’s qualifications to serve on our Board include his experience in building and managing high-growth technology companies and his experience serving on the boards of various companies, including another public company.

Class III Directors

Brett A. Hurt has served as our Founder, Chief Executive Officer, President and a member of our Board since he co-founded Bazaarvoice in May 2005 with Brant Barton, our General Manager of Media Solutions. From May 1999 to April 2005, Mr. Hurt held various executive positions, including Chief Executive Officer, at Coremetrics, Inc., a marketing analytics SaaS provider for the e-commerce industry that he founded in 1999 and that was acquired by IBM in 2010. Mr. Hurt served on the board of directors at Coremetrics from May 1999 to February 2006. Prior to his time at Coremetrics, Mr. Hurt founded and was the Chief Executive Officer of BodyMatrix, LLC, an online retailer of sports nutrition products, and Hurt Technology Consulting, LLC, a software and web consulting firm. Mr. Hurt has also served as a systems analyst at Deloitte Consulting LLP. Mr. Hurt was named Ernst & Young Entrepreneur of the Year for Central Texas in 2009. Mr. Hurt holds a B.B.A in management information systems from the University of Texas at Austin and an M.B.A. in high-tech entrepreneurship from the Wharton School at the University of Pennsylvania. In addition to his role as our Chief Executive Officer, we believe Mr. Hurt’s qualifications to serve on our Board include his knowledge and understanding of our business and industry and his previous service in executive positions at various technology companies.

Sydney L. Carey has served as a member of our Board, our compensation committee and our audit committee since April 2012. She has served as Executive Vice President and Chief Financial Officer of TIBCO Software, Inc. since January 2009 and has served in various capacities with TIBCO since January 2004. From February 2002 to January 2004, Ms. Carey was Chief Financial Officer of Vernier Networks. From December 2000 until February 2002, Ms. Carey was Chief Financial Officer of Pacific Broadband Communications. Ms. Carey holds a B.A. in economics from Stanford University and was the 2010 Stevie Award winner for Women in Business-Best Executive. We believe Ms. Carey’s qualifications to serve on our Board include her history of strong executive leadership in software, hardware, and system technology companies.

Thomas J. Meredith has served as a member of our Board since August 2010, our audit committee since August 2010 and chairman of our Board since August 2011. Since 2004, Mr. Meredith has served as a general partner of Meritage Capital, L.P., an investment management firm he co-founded that specializes in multi-manager hedge funds. Mr. Meredith is also the Chief Executive Officer of private investment firm MFI Capital LLC, a position he has held since 2002. From March 2007 to April 2008, Mr. Meredith served as Acting Chief Financial Officer and Executive Vice President of Motorola, Inc., a provider of mobile communications products. Mr. Meredith served in a variety of senior executive positions at Dell Inc. between 1992 and 2001, including Chief Financial Officer, Managing Director of Dell Ventures and Senior Vice President of Business Development and Strategy. Prior to joining Dell, Mr. Meredith served as Vice President and Treasurer at Sun Microsystems, Inc. Mr. Meredith currently serves on the boards of directors of Motorola Mobility Holdings, Inc. and Brightstar Corp. and is an adjunct professor at the McCombs School of Business at the University of Texas at Austin. In the past five years, Mr. Meredith has also served on the boards of directors of Motorola, Inc. and Motive, Inc. Mr. Meredith holds a B.A. in political science from St. Francis University, a J.D. from Duquesne University and an L.L.M. in taxation from Georgetown University. We believe Mr. Meredith’s qualifications to serve on our Board include his knowledge gained from service on the boards of various public companies, particularly as an audit committee member, and his extensive financial experience, both as an investment manager and former chief financial officer of publicly traded companies.

CORPORATE GOVERNANCE

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of chairman of the Board and Chief Executive Officer are presently separated. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management. While our amended and restated bylaws and corporate governance guidelines do not require that our chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time. However, we also recognize that no single leadership model is right for all companies at all times and that, depending on the circumstances, other leadership models, such as having one person serving as both the chairman of the Board and Chief Executive Officer, might become appropriate. Accordingly, our Board anticipates periodically reviewing its leadership structure.

We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed in the section of our Annual Report on Form 10-K for the fiscal year ended April 30, 2012 titled “Risk Factors.” Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility of assuring that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board’s role in overseeing the management of our risks is conducted primarily through committees of Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. In particular, our audit committee regularly considers and discusses our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures. Our nominating and corporate governance committee regularly considers and discusses our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. Our compensation committee, with input from our management, assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking.

Our full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, the potential impact of such risks on us and the steps we take to manage these risks. When a Board committee is responsible for evaluating and overseeing the management of a particular risk, the chairman of the relevant committee reports on the committee’s discussion to the full Board at regular Board meetings. This enables our Board and its committees to coordinate the risk oversight role and evaluate interrelated risks. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

Committees of the Board of Directors

Our Board has a standing audit committee, compensation committee and nominating and governance committee. The members of the committees are identified in the table below:

Committee
Director	Audit	Compensation	Nominating And Governance

Neeraj Agrawal	Member	--	--

Michael S. Bennett	Member	Member	--

Sydney L. Carey	Chair	Member	--

Dev C. Ittycheria	--	Member	Chair

Edward B. Keller	--	Chair	Member

Thomas J. Meredith	Member	--	--

Christopher A. Pacitti	--	--	Member

Audit Committee

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing assessments by our management and independent auditors of the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own charter, processes and performance.

Our audit committee is currently composed of Neeraj Agrawal, Michael S. Bennett, Sydney L. Carey and Thomas J. Meredith. Ms. Carey has been appointed the chairperson of our audit committee. Our Board has determined that Neeraj Agrawal, Michael S. Bennett, Sydney L. Carey and Thomas J. Meredith are independent under the applicable requirements of the NASDAQ Global Market and SEC rules and regulations. Our Board has determined that all of the members of our audit committee meet the requirements for financial literacy and sophistication and that Mr. Meredith and Ms. Carey each qualifies as an “audit committee financial expert,” under the applicable requirements of the NASDAQ Global Market and SEC rules and regulations.

Our Board has adopted an audit committee charter. We believe that the composition of our audit committee, and our audit committee’s charter and functioning, comply with the applicable requirements of the NASDAQ Global Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The full text of our audit committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. The audit committee met a total of seven times during fiscal year 2012.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•

reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, change of control arrangements and any other significant benefits, compensation or arrangements not available to employees generally;

•	providing oversight of our compensation plans and benefit programs and making recommendations to the Board regarding improvements or changes to such plans and programs;

•	reviewing and making recommendations to the Board regarding director compensation;

•	reviewing and discussing with management the compensation discussion and analysis and preparing a compensation committee report required in our annual proxy statement;

•	administering our equity compensation plans; and

•	reviewing and evaluating, at least annually, its own performance and periodically reviewing its charter and processes.

Our compensation committee is currently composed of Michael S. Bennett, Sydney L. Carey, Dev C. Ittycheria and Edward B. Keller, each of whom is a non-employee member of our Board. Mr. Keller has been appointed the chairperson of our compensation committee. Our Board has determined that each member of our compensation committee is independent under the applicable requirements of the NASDAQ Global Market and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the

Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

Our Board has adopted a compensation committee charter. We believe that the composition of our compensation committee, and our compensation committee’s charter and functioning, comply with the applicable requirements of the NASDAQ Global Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The full text of our compensation committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. The compensation committee met a total of seven times during fiscal year 2012.

Nominating and Governance Committee

Our nominating and governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders;

•	developing and recommending governance principles applicable to our Board;

•	overseeing the evaluation of our Board;

•	recommending members for each Board committee to our Board;

•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and executive officers; and

•	reviewing and evaluating, at least annually, its own charter, processes and performance.

Our nominating and governance committee is currently composed of Dev C. Ittycheria, Edward B. Keller and Christopher A. Pacitti. Mr. Ittycheria has been appointed the chairperson of our nominating and governance committee. Our Board has determined that each member of our nominating and governance committee is independent under the applicable requirements of the NASDAQ Global Market and SEC rules and regulations.

Our Board has adopted a nominating and governance committee charter. We believe that the composition of our nominating and governance committee, and our nominating and governance committee’s charter and functioning, comply with the applicable requirements of the NASDAQ Global Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The full text of our nominating and governance committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. The nominating and governance committee met a total of two times during fiscal year 2012.

Director Independence

In May 2012, our Board undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of these reviews, our Board determined that Abhishek Agrawal, Neeraj Agrawal, Michael S. Bennett, Sydney L. Carey, Dev C. Ittycheria, Edward B. Keller, Thomas J. Meredith and Christopher A. Pacitti are “independent directors” as defined under the rules of the NASDAQ Global Market and SEC rules and regulations.

There are no family relationships among our executive officers and directors.

Communications with the Board

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our General Counsel at 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to our General Counsel for forwarding to the Board or specified Board member or members will be forwarded in accordance with the stockholder’s instructions. However, our General Counsel reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Director Nomination Procedures

The nominating and governance committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The nominating and governance committee will consider nominations made by stockholders. There are no differences in the manner in which the nomination and governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. To have a candidate considered by the nominating and governance committee, a stockholder must submit its recommendation in writing in accordance with the procedures described in the section of this Proxy Statement titled “Other Matters—2013 Stockholder Proposals or Nominations” and must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock.

The nominating and governance committee, in evaluating Board candidates, considers issues such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business and other commitments and the like, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The nominating and governance committee does not have a formal policy with respect to diversity; however, the committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.

The nominating and governance committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate knowledge of our industry, accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs, independence under Nasdaq rules, lack of conflicts of interest, and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the nominating and governance committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, interpersonal skills and compatibility with the Board, and ability to complement the competency and skills of the other Board members.

The nominating and governance committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, and experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. In particular, the nominating and governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business.

Board Meetings and Attendance

The Board held thirteen meetings during the fiscal year ended April 30, 2012. During such fiscal year, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings held by all Board committees on which such member served during the period of such member’s service.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual stockholder meetings. Our 2012 annual stockholder meeting is our first annual stockholder meeting as a publicly traded company.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of Bazaarvoice. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Risk Assessment of Compensation Programs

We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the combination of different types of compensation as well as the overall amount of compensation, together with our internal controls and oversight by the Board, mitigates potential risks.

Director Compensation

Compensation for Fiscal Year 2012

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our Board for fiscal year 2012. The table excludes Mr. Hurt, who is a named executive officer and did not receive any compensation from us in his role as a director in fiscal year 2012.

Name	Stock Awards(1)	Option Awards(2)	Total
Neeraj Agrawal	—	—	—
Michael S. Bennett	—	—	—
Sydney L. Carey	300,000(3)	—	300,000
Dev C. Ittycheria	—	—	—
Edward B. Keller	—	—	—
Thomas J. Meredith	—	—	—
Christopher A. Pacitti	—	—	—

(1)

The amounts included in the “Stock Awards” column do not reflect compensation actually received by the director but represent the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K.

(2)	As of April 30, 2012, the aggregate number of shares underlying option awards outstanding for each of our non-employee directors was as follows:

Name	Number of Shares Underlying Options Outstanding
Neeraj Agrawal	—
Michael S. Bennett	112,477
Sydney L. Carey	—
Dev C. Ittycheria	—
Edward B. Keller	226,733
Thomas J. Meredith	112,477
Christopher A. Pacitti	—

(3)	Restricted stock grant was made in connection with the director’s appointment to our Board.

In May 2012, our compensation committee recommended and, in June 2012, our Board granted Thomas J. Meredith an award of restricted stock units equal to 12,165 shares of our common stock. One-fourth of the restricted stock units vest on the three month anniversary of the vesting start date, with an additional 1/4th vesting each quarter thereafter, subject to Mr. Meredith’s continued service on the applicable vesting date.

Standard Director Compensation Arrangements

Our compensation committee approved an outside director compensation policy applicable to all of our non-employee directors, or our outside directors, effective upon the completion of our initial public offering. This policy provides that each such outside director will receive the following compensation for Board services:

•	an annual cash retainer of $25,000 for Board service;

•

an annual cash retainer of $40,000 for serving as the chairman of the Board, $20,000 for serving as the chairman of the audit committee, $10,000 for serving as chairman of the compensation committee and $6,250 for serving as chairman of the nominating and corporate governance committee;

•

an annual cash retainer of $6,500 for serving as a member of the audit committee, $3,750 for serving as a member of the compensation committee and $2,500 for serving as a member of the nominating and corporate governance committee;

•	reimbursement of reasonable, customary and documented travel expenses to meetings of the Board;

•	upon first joining the Board, an initial award of restricted stock with an aggregate value of $300,000; and

•

after the market closes on the date of the annual meeting of our stockholders of each year, beginning in calendar year 2012, an automatic annual award with an aggregate value of $150,000 paid in restricted stock or stock options at the election of the outside director.

The annual cash retainers described above are paid ratably on a fiscal quarterly basis. With respect to the annual award described above, our outside director compensation policy provides that the outside director will receive the award in the form of restricted stock if the outside director fails to make a timely election. Our outside directors are also eligible to receive all types of awards, except incentive stock options, under our 2012 Equity Incentive Plan, or 2012 Plan, including discretionary awards not covered under our outside director compensation policy. All grants of awards to our outside directors are subject to the 2012 Plan in all respects. Directors who are employees will not receive any compensation for their service on our Board. An employee director who subsequently ceases to be an employee, but remains a director, will not receive an initial award described above.

Our outside director compensation policy provides that, in the event of a change of control, any options and stock appreciation rights granted to an outside director under our 2012 Plan will vest fully and become immediately exercisable, all restrictions on his or her restricted stock or restricted stock units will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met.

Prior to the adoption of our outside director compensation policy, we did not pay any cash compensation to our directors for their services as directors or as members of committees of our Board. We have granted options to purchase shares of our common stock to certain of our non-employee directors in connection with the director’s appointment to our Board as follows:

Name	Date of Grant	Number of Shares Underlying Options	Exercise Price	Vesting Start Date(1)
Michael S. Bennett	11/16/2010	112,477	$4.86	11/2/2010
Dev C. Ittycheria	1/18/2010	274,993	2.86	1/18/2010(2)
Edward B. Keller	5/18/2006	192,600	0.05	5/18/2006
Thomas J. Meredith	8/11/2010	112,477	4.86	8/11/2010

(1)

Unless otherwise indicated, the shares subject to the options vest 1/24th on the one month anniversary of the vesting start date with an additional 1/24th vesting monthly thereafter subject to continued service of the director on the applicable vesting date. In addition, upon a Change of Control (as defined in our 2005 Stock Plan), 100% of the unvested shares shall immediately vest.

(2)

Shares subject to the option vest 1/48th on the one month anniversary of the vesting start date with an additional 1/48th vesting monthly thereafter subject to continued service of the director on the applicable vesting date. In addition, upon a Change of Control (as defined in our 2005 Stock Plan), 100% of the unvested shares shall immediately vest. On May 24, 2011, the option agreement with Mr. Ittycheria was amended to permit early exercise of the options subject to the agreement.

In addition to these stock option grants in connection with the appointment of our non-employee directors, we have made additional stock option grants to Mr. Keller as follows. In June 2008, we granted an option to purchase 59,404 shares of our common stock to Mr. Keller at an exercise price of $2.60 per share. This option is exercisable with respect to 1/24th of the shares subject to the option on the one month anniversary of the vesting start date with an additional 1/24th vesting monthly thereafter subject to Mr. Keller’s continued service on the applicable vesting date. In February 2010, we granted an option to purchase 74,852 shares of our common stock to Mr. Keller at an exercise price of $4.13 per share. The shares subject to this option were fully vested on the date of grant. In May 2010, we granted Mr. Keller an option to purchase 112,477 shares of our common stock at an exercise price of $4.20 per share. This option is exercisable with respect to 1/24th of the shares subject to the option on the one month anniversary of the vesting start date with an additional 1/24th vesting monthly thereafter subject to Mr. Keller’s continued service on the applicable vesting date. In addition, upon a Change of Control (as defined in our 2005 Stock Plan), 100% of the unvested shares subject to these options granted to Mr. Keller shall immediately vest.

EXECUTIVE OFFICERS

The following sets forth certain information regarding our executive officers. Information pertaining to Mr. Hurt, who is both an officer and a director of Bazaarvoice, may be found in the section of this Proxy Statement titled “Proposal One: Election of Directors—Directors.”

Name	Position with Bazaarvoice	Age as of the Annual Meeting

Brett A. Hurt	Founder, Chief Executive Officer, President and Director	40

Stephen R. Collins	Chief Financial Officer and Chief Innovation Officer	47

Bryan C. Barksdale	General Counsel and Secretary	41

Heather J. Brunner	Chief Operating Officer	44

Erin C. Nelson	Chief Marketing Officer	43

Ryan D. Robinson	Chief People Officer	51

Stephen R. Collins has served as our Chief Financial Officer since September 2010 and as our Chief Innovation Officer since January 2012. Since May 2009, Mr. Collins has served as Managing Partner at Natchez Advisors, LLC, a company he established to invest in and provide management advisory services to early-stage technology companies based in Tennessee. As part of his activities at Natchez Advisors, Mr. Collins served from May 2009 to March 2010 as interim Chief Executive Officer of Moontoast, Inc., a social commerce network company. Mr. Collins continues to serve as a member of the board of directors of Moontoast. From April 2010 to June 2010, Mr. Collins served as Chief Financial Officer and Chief Strategy Officer of edo Interactive, Inc., a marketing services and electronics payments company. From January 2008 to April 2009, Mr. Collins was primarily engaged in the sale of all remaining assets and the dissolution of White Horse, Inc. (formerly Juris, Inc., a legal software solutions business that was sold to LexisNexis, a division of Reed Elsevier Inc., in July 2007), as well as managing his personal investments. From June 2002 to July 2003, Mr. Collins served as Chief Operating Officer and then from July 2003 to December 2007 as President and Chief Executive Officer of Juris, Inc. Mr. Collins previously served in a variety of positions, including Chief Financial Officer and Chief

Information Officer, at DoubleClick, Inc., which was sold to Google, Inc. and provides advertising management and technology solutions for digital media, various finance positions for Colgate-Palmolive Company and as an auditor for the accounting firm of PricewaterhouseCoopers LLP. Mr. Collins received a B.S. in accounting from the University of Alabama and is a C.P.A.

Bryan C. Barksdale has served as our General Counsel since August 2010 and as our Secretary since February 2011. Prior to joining us, Mr. Barksdale practiced corporate and securities law at Wilson Sonsini Goodrich & Rosati, Professional Corporation, from February 2005 to August 2010 where he represented Bazaarvoice from its inception in May 2005. Mr. Barksdale previously practiced corporate and securities law with Brobeck, Phleger & Harrison LLP and with Andrews Kurth LLP. Mr. Barksdale holds a B.A. in psychology from the University of Texas at Austin, an M.Ed. from the University of Mississippi and a J.D. from Washington & Lee University.

Heather J. Brunner has served as our Chief Operating Officer since July 2009 and previously served as our Senior Vice President of Worldwide Client Services from August 2008 to June 2009. Prior to joining us, Ms. Brunner served from February 2008 to August 2008 as Chief Executive Officer of Nuvo Network Management Inc., a wholly owned subsidiary of Trilogy Enterprises, Inc. and provider of managed network services. From July 2007 to February 2008, Ms. Brunner was the Chief Operating Officer for B-Side Entertainment, Inc., an entertainment technology company acquired by Slated, Inc. From October 2005 to July 2007, Ms. Brunner led worldwide client services at Coremetrics, Inc., a marketing analytics provider for the e-commerce industry that was acquired by IBM. From August 2001 to October 2005, Ms. Brunner was Vice President of Client Delivery and Operations at Trilogy Enterprises, Inc. Ms. Brunner previously served as Regional Vice President at Concero Technology, Inc., as a Practice Director at Oracle, Inc. where she focused on the development of the Central Texas enterprise sales and consulting practice, and in a variety of consulting team management positions at Accenture plc. Ms. Brunner received a B.A. in international economics from Trinity University.

Erin C. Nelson has served as our Chief Marketing Officer since November 2010. Prior to joining us, Ms. Nelson held a variety of positions at Dell Inc. from April 1999 to October 2010, including Senior Vice President and Chief Marketing Officer from January 2009 to October 2010, with responsibility for the company’s global brand, communications and social media strategy, and Vice President of Marketing for Europe, the Middle East and Africa. From June 1991 to January 1994, Ms. Nelson worked in brand management at The Procter & Gamble Company. Ms. Nelson also previously held positions relating to corporate strategy at PepsiCo, Inc. and worked in management consulting at A.T. Kearney, Inc. Ms. Nelson was inducted into the Advertising Hall of Achievement, established by the Advertising Federation of America, in 2010. Ms. Nelson holds a B.B.A. in international business and marketing from the University of Texas at Austin.

Ryan D. Robinson has served as our Chief People Officer since April 2012. Prior to joining us, Mr. Robinson served from November 2011 to March 2012 as Vice President Human Resources at Hewlett-Packard Company, or HP, over the global technology and business process organization. From August 2008 to October 2011, Mr. Robinson served as Vice President Human Resources over HP’s global functions, including finance, information technology, legal, strategy and technology, and global business services. From May 2006 to July 2008, Mr. Robinson served as Vice President Human Resources for HP’s global information technology organization. Mr. Robinson previously served as Vice President Human Resources over talent management, leadership development and internal communications at Compaq Computer Corporation. Mr. Robinson holds a B.S. in organizational communications and an M.A. in human resource development from the University of Texas at Austin.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 23, 2012 for each person known by us to beneficially own more than 5% of our outstanding shares of common stock, each of our named executive officers, each of the members of our Board and all of the members of our Board and executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table, and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person are currently exercisable or exercisable within 60 days of August 23, 2012 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

Percentage of ownership is based on 68,994,965 shares of our common stock outstanding on August 23, 2012.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock Outstanding

5% Stockholders:

Austin Ventures VIII, L.P. (1)	10,693,535	15.5%

Battery Ventures VIII, L.P. (2)	5,817,151	8.4

Brett A. Hurt and entities affiliated with Brett A. Hurt (3)	6,480,473	9.4

Entities affiliated with Eastern Advisors (4)	5,342,245	7.7

Named Executive Officers and Directors:

Brett A. Hurt (3)	6,480,473	9.4

Stephen R. Collins (5)	253,366	*

Bryan C. Barksdale (6)	162,910	*

Heather J. Brunner (7)	570,651	*

Erin C. Nelson (8)	187,788	*

Abhishek Agrawal	—	—

Neeraj Agrawal (2)	5,817,151	8.4

Michael S. Bennett (9)	98,417	*

Sydney L. Carey (10)	16,068	*

Dev C. Ittycheria (11)	289,846	*

Edward B. Keller (12)	377,400	*

Thomas J. Meredith (13)	115,518	*

Christopher A. Pacitti (1)	10,693,535	15.5

All directors and executive officers as a group (14 people) (14)	25,063,123	35.5

*	Represents less than one percent.
(1)

All of the shares are held by Austin Ventures VIII, L.P. The general partner of Austin Ventures VIII, L.P. is AV Partners VIII, L.P. Joseph C. Aragona, Kenneth P. DeAngelis, Christopher A. Pacitti and John D. Thornton are the general partners of AV Partners VIII, L.P. and may be deemed share voting and investment power over the shares held by Austin Ventures VIII, L.P. Such persons and entities disclaim beneficial ownership of the shares held by Austin Ventures VIII, L.P., except to the extent of any pecuniary interest therein. The address of Austin Ventures VIII, L.P. and its affiliated entities and individuals is 300 West Sixth Street, Suite 2300, Austin, TX 78701.

(2)

The general partner of Battery Ventures VIII, L.P. is Battery Partners VIII, LLC, and its investment advisor is Battery Management Corp. (together with Battery Partners VIII, LLC, the “Battery Companies”). The managing members or officers of the Battery Companies are Neeraj Agrawal, Michael Brown, Thomas J. Crotty, Sunil Dhaliwal, Richard D. Frisbie, Kenneth P. Lawler, Roger H. Lee, R. David Tabors and Scott R. Tobin, and such individuals share voting and investment power over the shares held by Battery Ventures VIII, L.P. Each of Messrs. Agrawal, Brown, Crotty, Dhaliwal, Frisbie, Lawler, Lee, Tabors and Tobin disclaims beneficial ownership of the shares held by Battery Ventures VIII, L.P., except to the extent of any pecuniary interest therein. The address of Battery Ventures VIII, L.P. and its affiliated entities and individuals is 930 Winter Street, Suite 2500, Waltham, MA 02451.

(3)

Includes 1,114,766 held by the BAH Trust, 500,000 shares held by the BAH 2012 Two Year GRAT and 66,666 shares issuable upon the exercise of options held by Mr. Hurt that are exercisable within 60 days of August 23, 2012. Debra J. Hurt is the trustee of the BAH Trust and has voting and investment power over the shares held by the BAH Trust. By virtue of his relationship with his spouse, Debra J. Hurt, Brett A. Hurt may be deemed to share voting and investment power over the shares held by the BAH Trust. Brett A. Hurt is the trustee of the BAH 2012 Two Year GRAT and has voting and investment power over the shares held by the BAH 2012 Two Year GRAT. Each of the BAH Trust and the BAH 2012 Two Year GRAT is a grantor retained annuity trust in which annual annuity payments are paid to Brett A. Hurt.

(4)

Includes 4,223,877 shares held by EA Private Investments, LLC, or EA Investments, 754,850 shares held by EA Private Investments, LLC Liquidating Trust, Eastern Advisors Capital Group, LLC, Trustee, or EA Trust, 70,719 shares held by Eastern Advisors Private Equity Fund QP, LP, or EA QP, 51,433 shares held by EAPEQ Holdings II, LP, or EAPEQ II, 48,567 shares held by EAPE Holdings II, LP, or EAPE II, 42,984 shares held by Eastern Advisors Private Equity Fund, LP, or EA LP, 93,180 shares held by EAPEQ Holdings, LLC, or EAPEQ, and 56,635 shares held by EAPE Holdings LLC, or EAPE. Eastern Advisors Capital Group, LLC is (i) the manager of EA Investments, (ii) the trustee of EA Trust and (iii) the investment manager for EA QP, EA LP, EAPEQ II and EAPE II. EA QP is the managing member of EAPEQ, and EA LP is the managing member of EAPE. EAGP Advisors, LLC acts as the general partner of EA Private Fund GP LP, the general partner of EA QP and EA LP. Each of EA Investments, EA Trust, EA QP, EA LP, EAPEQ, EAPE, EAPEQ II and EAPE II has the sole power to vote and dispose of the shares it holds. Scott Booth is the managing member of Eastern Advisors Capital Group, LLC and of EAGP Advisors, LLC. Each of Mr. Booth and Eastern Advisors Capital Group, LLC has shared voting and dispositive power over the shares held by EA Investments, EA Trust, EA QP, EA LP, EAPEQ, EAPE, EAPEQ II and EAPE II. Each of EAGP Advisors, LLC and EA Private Fund GP, LP has shared voting and dispositive power over the shares held by EA QP, EA LP, EAPEQ, EAPE, EAPEQ II and EAPE II. EA QP has shared voting and dispositive power over the shares held by EAPEQ. EA LP has shared voting and dispositive power over the shares held by EAPE. Each of Mr. Booth, Eastern Advisors Capital Group, LLC, EA Private GP, LP and EAGP Advisors, LLC disclaims any beneficial ownership, except to the extent of any pecuniary interest therein. The address of Eastern Advisors Capital Group, LLC and its affiliated entities and individuals is 101 Park Avenue, 33rd Floor, New York, NY 10178.

(5)	Includes 204,714 shares issuable upon the exercise of options held by Mr. Collins that are exercisable within 60 days of August 23, 2012.
(6)

Includes 155,000 shares issuable upon the exercise of options held by Mr. Barksdale that are exercisable within 60 days of August 23, 2012 and 7,910 shares of common stock acquired by Mr. Barksdale through investment funds associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, which were distributed to Mr. Barksdale on August 21, 2011.

(7)	Includes 570,651 shares issuable upon the exercise of options held by Ms. Brunner that are exercisable within 60 days of August 23, 2012.
(8)	Includes 187,788 shares issuable upon the exercise of options held by Ms. Nelson that are exercisable within 60 days of August 23, 2012.
(9)	Includes 98,417 shares issuable upon the exercise of options held by Mr. Bennett that are exercisable within 60 days of August 23, 2012.

(10)

Includes 16,068 shares of restricted stock held by Ms. Carey, 14,729 of which are subject to a repurchase right held by us that lapses with respect to 1,339 shares each quarter beginning on July 4, 2012.

(11)

Includes 289,846 shares held by Mr. Ittycheria, 97,394 of which are subject to a repurchase right held by us that lapses with respect to an additional 5,729 shares on the 18th day of each calendar month beginning in July 2011, provided that Mr. Ittycheria remains a service provider on such applicable date.

(12)	Includes 226,733 shares issuable upon the exercise of options held by Mr. Keller that are exercisable within 60 days of August 23, 2012.
(13)	Includes 115,518 shares issuable upon the exercise of options and conversion of restricted stock units held by Mr. Meredith that are exercisable or convertible within 60 days of August 23, 2012.
(14)

Includes 5,312,184 shares held of record by our directors and executive officers, 1,625,487 shares issuable upon the exercise of options or conversion of restricted stock units held by our directors and executive officers that are exercisable or convertible within 60 days of August 23, 2012 and 18,125,452 shares held by entities over which our directors and executive officers may be deemed to have voting and dispositive power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us or written representations that no Forms 5 were required, we believe that all Section 16(a) filing requirements were timely met during fiscal year 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have been a party to the following transactions since May 1, 2011, in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, each a related party, had or will have a material interest.

Investors’ Rights Agreement

In connection with our Series D financing in May 2008, we entered into an amended and restated investors’ rights agreement with certain of our stockholders, including Austin Ventures VIII, L.P., Battery Ventures VIII, L.P., entities affiliated with Eastern Advisors, Brett A. Hurt and entities affiliated with Mr. Hurt. The agreement was then amended and restated in connection with our Series E financing. The amended and restated investors’ rights agreement among other things grants such stockholders certain registration rights with respect to shares of our common stock, including shares of common stock issued or issuable upon conversion of our preferred stock.

We amended this agreement on February 9, 2012 to grant certain registration rights with respect to shares of our common stock to be acquired by General Atlantic Partners 90, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAP Coinvestments CDA, L.P., and GAPCO GmbH & Co. KG, or collectively the GA Stockholders, and any affiliated investment fund of the GA Stockholders that owns or acquires shares of our common stock.

Private Placement

On February 9, 2012, General Atlantic Partners 90, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAP Coinvestments CDA, L.P. and GAPCO GmbH & Co. KG, or collectively the GA Stockholders, agreed to acquire an aggregate of 2,829,522 shares of our common stock from Austin Ventures VIII, L.P., Battery Ventures VIII, L.P., Brett A. Hurt, and BAH Trust. The following table reflects the number of shares and the proceeds for each such seller:

Seller	Shares	Proceeds

Austin Ventures VIII, L.P.	1,613,972	$19,367,664
Battery Ventures VIII, L.P.	877,981	$10,535,772
Brett A. Hurt	273,937	$3,287,244
BAH Trust	63,632	$763,584

On February 9, 2012, we amended our amended and restated investors’ rights agreement to grant certain registration rights with respect to shares of our common stock to be acquired by the GA Stockholders and any affiliated investment fund of the GA Stockholders that owns or acquires shares of our common stock.

On February 9, 2012, we agreed that, upon the request of the GA Stockholders, we would cause one individual designated by the GA stockholders to be elected or appointed as a Class II member of our Board. The individual designated by the GA Stockholders must satisfy the general requirement for directors under applicable rules of the NASDAQ Global Market and must be reasonably acceptable to us. We have agreed with the GA Stockholders that any managing director or principal of General Atlantic LLC shall automatically be deemed to be reasonably acceptable to us, unless our Board determines the election or appointment of such director would be inconsistent with its fiduciary duties. This individual shall serve until the first annual or special meeting of our stockholders for the purpose of electing Class II directors. On May 22, 2012, the GA Stockholders designated Abhishek Agrawal, a principal of General Atlantic LLC who satisfies the foregoing requirements, for election or appointment to our Board pursuant to this agreement.

Participation in Our Initial Public Offering

Entities affiliated with EA Private Investments, LLC purchased an aggregate of 100,000 shares of our common stock in our initial public offering at the initial public offering price of $12.00 per share for an aggregate purchase price of $1,200,000.

Stock Option Grants

Certain stock option grants to our executive officers and related stock option grant policies are described in the section of this Proxy Statement titled “Compensation Discussion and Analysis.” Certain stock option grants to our non-employee directors who are not affiliated with our major stockholders and related stock option grant policies are described in the section of this Proxy Statement titled “Director Compensation.”

Employment, Change of Control and Separation Agreements with Executive Officers

We have entered into employment and change of control arrangements with certain of our executive officers as described in the section of this Proxy Statement titled “Executive Compensation—Employment Agreements.”

Agreements with Directors

In May 2011, we amended the stock option agreement with Dev C. Ittycheria to permit the early exercise of the option granted to him on January 18, 2010.

In August 2011, we paid Dev C. Ittycheria $413,455 to reimburse Mr. Ittycheria for taxes associated with the option granted to him on January 18, 2010, the exercise price of which was below the fair market value of our common stock at that time.

In February 2012, we paid Dev C. Ittycheria $10,150 to reimburse Mr. Ittycheria for tax and legal consulting fees associated with the option granted to him on January 18, 2010 and related taxes.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and the indemnification provisions included in our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance. For further information, see the section of this Proxy Statement titled “Executive Compensation—Limitation on Liability and Indemnification Matters.”

Policies and Procedures for Related Party Transactions

As provided by our audit committee charter and corporate governance guidelines, our audit committee must review and approve in advance any related party transaction, and all of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion. Prior to the creation of our audit committee, our Board reviewed related party transactions. Each of the related party transactions described above was submitted to and approved by our Board.

Code of Conduct

Our Board has adopted a code of conduct. The code applies to all of our employees and officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. The full text of our code of conduct is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. We intend to disclose on our website future amendments to certain provisions of our code of conduct, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or the members of our Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This following discussion and analysis of our compensation arrangements with our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, or our named executive officers, for fiscal year 2012 should be read together with the compensation tables and related disclosures that follow this discussion.

Our Named Executive Officers for Fiscal Year 2012

Our named executive officers in our fiscal year ended April 30, 2012, or fiscal year 2012, were:

Brett A. Hurt	Founder, Chief Executive Officer and President

Stephen R. Collins	Chief Financial Officer and Chief Innovation Officer

Bryan C. Barksdale	General Counsel and Secretary

Heather J. Brunner	Chief Operating Officer

Erin C. Nelson	Chief Marketing Officer

Our Executive Compensation Philosophy

Our executive compensation philosophy is to provide market-competitive opportunities with realized compensation that is closely tied to performance. Our compensation strategy focuses on providing a total compensation package that will not only attract, motivate and retain excellent executive officers, but will also align the interests of our executive officers with our stockholders by tying a significant portion of their total compensation to the achievement of our long-term business goals. Our Board strives to maintain a balance between cash and equity compensation to encourage our executive officers to act as owners and drive long-term stockholder value. Our executive compensation program is designed to provide our executive officers with a competitive total compensation package and share our success with them when our objectives are met.

Our executive compensation program is designed to be flexible, include complementary compensation elements and collectively serve the compensation objectives described above. Neither our compensation committee nor our Board has adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. We have determined that our compensation committee and Board should retain discretion and flexibility to make these determinations each year rather than adopting formal policies or guidelines.

Determining Executive Compensation for Fiscal Year 2012

For fiscal year 2012, our compensation committee was responsible for designing, recommending for approval by our Board and overseeing our executive compensation program.

Our compensation committee engaged Compensia, a national compensation consulting firm, to perform a competitive assessment of our executive compensation program, to assist in developing a framework for a company-wide compensation strategy up to and beyond our initial public offering and to generally advise our compensation committee on executive compensation matters. To assess the competitiveness of our executive compensation program and compensation levels, Compensia examined the executive compensation practices of a group of both late stage pre-IPO and public technology companies of similar revenue size to us. Compensia gathered this information from the Advance HR Survey and the Radford High Technology Survey and also from the public filings of a select peer group consisting of the following companies:

Bottomline Technologies (de), Inc.	OpenTable, Inc.

comScore, Inc.	Pros Holdings, Inc.

Constant Contact, Inc.	RightNow Technologies, Inc.

Demandtec, Inc.	SolarWinds, Inc.

IntraLinks Holdings, Inc.	Sourcefire, Inc.

LivePerson, Inc.	SuccessFactors, Inc.

LogMeIn, Inc.	Taleo Corporation

LoopNet, Inc.	Vocus, Inc.

NetSuite Inc.

Our compensation committee performed an annual review of executive compensation and recommended fiscal year 2012 compensation to our Board at the end of fiscal year 2011. In carrying out its responsibilities, our compensation committee solicited and used information provided by our management, as well as recommendations from our CEO. With respect to the compensation packages for each named executive officer other than himself, Mr. Hurt reviewed the performance of such executive officer and made recommendations to our compensation committee with respect to such executive officer’s total compensation package for fiscal year 2012. While our compensation committee solicited and reviewed our CEO’s recommendations, such recommendations were only one factor considered by our compensation committee in making compensation decisions.

In determining the total compensation package for fiscal year 2012 for each of our named executive officers, our compensation committee used the then-current compensation levels for each named executive officer as a starting point. In addition to considering our CEO’s recommendations, our compensation committee and Board reviewed and considered Compensia’s report on the compensation practices of peer group companies and competitive market data. The compensation committee and Board used the 50th percentile of total compensation as reflected by the market data as a reference in determining the appropriate compensation level for each named executive officer. Our compensation committee and Board also considered the Company’s performance, the applicable named executive officer’s performance and internal pay equity. In reviewing individual performance, our compensation committee and Board undertook a subjective, qualitative review of each named executive officer’s contribution to the success of our business in fiscal year 2012.

Based in part on the review by our CEO, our executive compensation philosophy generally, and our compensation committee’s review based on the factors described above, our compensation committee recommended, and in March 2011 our Board approved, a total compensation package for fiscal year 2012 for each of our executive officers, including our named executive officers, that included base salary, annual performance-based cash compensation and performance-based equity compensation. Additionally, in January 2012, our compensation committee recommended and our Board approved an increase to the base salary and target bonus opportunity of Mr. Collins for fiscal year 2012 as a result of his promotion to Chief Innovation Officer and to better align his compensation with the competitive market data.

Elements of Compensation for Fiscal Year 2012

Compensation for our named executive officers for fiscal year 2012 consisted of the elements identified in the following table.

Compensation Element	Objective
Base salary	To attract and retain our named executive officers, to recognize ongoing performance of job responsibilities and as a necessary tool in attracting and retaining our named executive officers.

Annual performance-based cash compensation

To focus our named executive officers on the achievement of key short-term business objectives and to provide additional reward opportunities for our named executive officers when key business objectives are met.

Long-term equity incentive compensation	To drive long-term stockholder value by aligning the interests of our named executive officers with our stockholders and to reward increases in stockholder value.

Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus our named executive officers on stockholder interests when considering strategic alternatives.

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.

Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks.

The following discussion describes these elements in more detail.

Base Salaries

Base salaries for fiscal year 2012 for our named executive officers were determined by our compensation committee and Board during the annual review process described above in “—Determining Executive Compensation for Fiscal Year 2012.” Our compensation committee and Board did not assign a specific weight to any single factor in making decisions regarding base salary levels. The table below shows base salaries for our named executive officers for fiscal year 2012.

Named Executive Officer	FY 2012 Base Salary
Brett A. Hurt	$309,000
Stephen R. Collins(1)	250,000
Bryan C. Barksdale	250,000
Heather J. Brunner	245,000
Erin C. Nelson	250,000

(1)

In January 2012, our compensation committee recommended and our Board approved an increase in Mr. Collins’s base salary from $230,000 to $250,000 as a result of Mr. Collins’s promotion to Chief Innovation Officer and so that Mr. Collins’s total compensation would better align with competitive market data.

Annual Performance-Based Cash Compensation

During fiscal year 2012, each of our named executive officers, as well as our other executive officers and key employees, was eligible to earn a cash bonus based on the achievement of performance objectives under our executive bonus plan.

Target bonuses. For each named executive officer, the target bonus opportunity for fiscal year 2012 was equal to a specified percentage of the named executive officer’s base salary. As with base salaries, the target bonuses for our named executive officers were determined by our compensation committee and Board during the annual review process described above in “—Determining Executive Compensation for Fiscal Year 2012.” Our compensation committee and Board did not assign a specific weight to any single factor in establishing the applicable target bonus opportunities. The table below shows the target bonuses for fiscal year 2012 for each named executive officer.

Named Executive Officer	FY 2012 Target Bonus (% of base salary)
Brett A. Hurt	75.0%
Stephen R. Collins(1)	60.0
Bryan C. Barksdale	30.0
Heather J. Brunner	50.0
Erin C. Nelson	40.0

(1)

In January 2012, our compensation committee recommended and our Board approved an increase in Mr. Collins’s target bonus (as a percentage of base salary) from 50% to 60% as a result of Mr. Collins’s promotion to Chief Innovation Officer and so that Mr. Collins’s total compensation would better align with competitive market data.

Bonus determinations. For fiscal year 2012, the amount of the annual cash bonuses earned by our named executive officers was determined based on actual performance during the fiscal year compared to pre-determined performance objectives approved by our Board.

The total bonus opportunity for our named executive officers was based on achievement of three corporate performance measures: net bookings, revenue and EBITDA, each of which is described in more detail below. Net bookings was given a weighting of 60%, while revenue and EBITDA were each given a weighting of 20%. The corporate performance measures were selected because they support our objective of achieving growth and require focus on new business development, working capital management and cost containment. We believe these performance measures align named executive officer incentives with stockholder interests through the creation of sustainable long-term value.

The payment of annual cash bonuses in fiscal year 2012 was contingent on our achievement of a minimum of 90% of the net bookings target level for the year. After achieving this threshold, payment of any portion of the bonus opportunity related to a specific corporate performance measure was contingent on our achievement of a minimum percentage of the target level for such measure, and the payment level was capped at our achievement of a maximum percentage of the target level. The minimum achievement levels for net bookings, revenue and EBITDA were 95%, 95% and 88% of the target levels, respectively, while the achievement levels required to achieve the maximum bonus under the plan were 115%, 105% and 109% of the target levels, respectively. Payout percentages for various achievement levels were as follows:

Net Bookings		Revenue		EBITDA
Achievement Percentage	Payout Percentage	Achievement Percentage	Payout Percentage	Achievement Percentage	Payout Percentage

95%	50%	95%	50%	88%	50%
100%	75%	100%	100%	100%	100%
115%	150%	105%	150%	109%	150%

The target levels for the revenue and EBITDA measures for fiscal year 2012 were as follows:

Performance Measure	Target Level (in millions)
Revenue(1)	$102.8
EBITDA(2)	(14.6)

(1)	Revenue is calculated in accordance with GAAP.
(2)	EBITDA is defined as Adjusted EBITDA excluding certain items that were not contemplated when the executive bonus plan targets were adopted.

The net bookings measure is an internal metric that we use to monitor our business. The calculation of net bookings takes into account an internal assessment of the annualized value of new client contracts (which include assumptions and valuation measures not calculated in accordance with GAAP) signed during the fiscal year, adjusted for client contracts that are amended or terminated during the fiscal year. We do not disclose this measure for operational and competitive reasons.

In general, we consider our corporate performance targets for fiscal year 2012 to have been challenging but achievable. We believe our net bookings target for fiscal year 2012 was highly aggressive in order to incent significant growth of new business during fiscal year 2012.

For fiscal year 2012, our revenue was $106.1 million and our EBITDA was $(12.9) million. In addition our actual net bookings was 97.7% of our target. Our compensation committee reviewed our performance against each of the corporate performance target levels and determined that bonuses would be paid at 92% of the target bonus, as detailed in the table below.

Performance Objective	Percentage of Objective Achieved	Payout Percentage	Plan Weight	Weighted Payout Percentage

Net Bookings	97.7%	60.0%	60.0%	36.0%
Revenue	103.3%	130.0%	20.0%	26.0%
EBITDA	111.6%	150.0%	20.0%	30.0%

The following table summarizes the calculation of the actual bonus amount awarded to each named executive officer for fiscal year 2012.

Named Executive Officer	Target Bonus	Payout Percentage	Actual Bonus Payment

Brett A. Hurt	$231,750	92.0%	$213,210
Stephen R. Collins	150,000	92.0%	138,000
Bryan C. Barksdale	75,000	92.0%	69,000
Heather J. Brunner	122,500	92.0%	112,700
Erin C. Nelson	100,000	92.0%	92,000

The annual cash bonuses are not considered to have been earned and generally will not be paid until after the fiscal year has been closed and the financial statements for the fiscal year have been audited. However, during fiscal year 2012, our Board had the discretion to advance up to 40% of an executive officer’s target annual bonus after the second quarter of the fiscal year based upon the levels of achievement for the first half of the fiscal year. The Board did not exercise its discretion and did not advance any portion of a named executive officer’s annual bonus for fiscal year 2012.

Other Bonus Payments

In addition to the bonus awarded to Mr. Barksdale pursuant to our executive bonus plan as described above, in June 2012, our Compensation Committee recommended and our Board approved an additional discretionary bonus payment of $10,000 in recognition of his significant contributions to our success in fiscal year 2012, particularly in connection with our initial public offering.

Long-Term Equity Incentive Compensation

We believe that equity awards are an effective tool for meeting our compensation goal of increasing long-term stockholder value. Historically, our equity awards to our named executive officers have been in the form of stock options. Beginning in fiscal year 2012, our compensation committee began granting equity awards consisting of a combination of stock options and restricted stock unit awards. Because our executive officers are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time. The decision by the Board to introduce restricted stock units into our executive compensation program was based on a number of factors, including Compensia’s analysis of the competitiveness of our executive compensation program, the estimated impact of such decision on our available option pool and the perceived value of restricted stock units to our executive officers. We generally make an initial stock option and/or restricted stock unit grant to each of our executive officers in connection with the commencement of his or her employment. All equity award grants are approved by our Board. In determining the size of an equity award grant, our Board takes into account individual performance, competitive market data, internal pay equity considerations and the unvested value of existing long-term incentive awards.

In addition to new hire grants, from time to time, our Board has granted our named executive officers equity awards to recognize exceptional performance and as “refresher” grants to make sure our named executive officers continue to have an equity incentive as part of their compensation packages. Historically, these decisions have been made on a case-by-case basis, and our Board retains discretion to make equity award grants at any time.

The exercise price of each stock option grant is generally the fair value of our common stock on the grant date. Following the completion of our initial public offering, our common stock has been valued by reference to its publicly traded price. Prior to our initial public offering, our Board determined the appropriate estimated fair value based on its consideration of numerous objective and subjective factors, including but not limited to arm’s-length sales of our common stock in privately negotiated transactions, third-party valuations of our common stock, our stage of development and financial position and our future financial projections.

Stock option awards to our named executive officers typically vest over a four-year period as follows: 25% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date. Restricted stock unit awards to our named executive officers typically vest in four equal yearly installments, with the first such installment vesting on the first anniversary of the vesting start date, subject to continued service through each applicable vesting date. We believe these vesting schedules appropriately encourage long-term employment with the Company, while allowing our executive officers to realize compensation in line with the value they have created for our stockholders.

Prior to fiscal year 2012, Mr. Hurt, our Founder, Chief Executive Officer and President, had not received equity-based compensation. Mr. Hurt’s primary equity compensation historically has come from expected returns on his ownership of our stock as a significant stockholder. In May 2011, our Board granted Mr. Hurt a stock option to purchase 200,000 shares of our common stock at an exercise price of $6.58 per share. Our Board determined that this stock option grant was appropriate to both recognize Mr. Hurt’s leadership position in our industry and his success in growing the Company to its present size, as well as to provide him with an additional equity stake in the Company that would not vest until after the initial public offering of our common stock.

In January 2012, our compensation committee recommended and our Board granted Mr. Collins a stock option to purchase 175,109 shares of our common stock at an exercise price of $9.60 per share. Our Board determined that this stock option grant was appropriate as a result of Mr. Collins’s promotion to Chief Innovation Officer, as a retention tool as we prepared to transition from a private to public company and so that Mr. Collins’s total compensation would better align with competitive market data.

Additionally, each of our named executive officers was eligible to receive an equity award of either stock options or restricted stock units based on achievement of the target level of net bookings under our executive bonus plan for fiscal year 2012. Such equity awards were contingent on our achievement of a minimum of 90% of the target level and were capped at our achievement of 130% of the target level. Stock options are awarded for performance between 90% and 115% of the performance target and restricted stock units awarded for performance between 115% and 130% of the performance target in accordance with the following schedule and assuming straight-line interpolation between the achievement levels shown:

Performance (as a percentage of net bookings target achieved)	90%	100%	115%	130%
Payout (as multiple of 85% of the 50th percentile of peer group set and competitive market data determined by the compensation committee)	.25x	1.0x	1.5x	2.0x

As the result of our achievement of 97.7% of our net bookings target in 2012, our compensation committee determined that our named executive officers had earned an equity award based on the formula set forth above. In May 2012, our compensation committee recommended that, despite the initial decision that the equity awards for performance between 90% and 115% of the performance target be made entirely in the form of stock options, the value of these awards be delivered half in stock options and half in restricted stock unit awards. Following consideration of our compensation committee’s recommendation, and in recognition of its determination that this award mix would serve the best interests of the Company and our stockholders, on June 10, 2012, our Board approved the following equity awards for our named executive officers:

Named Executive Officer	Option Shares	Restricted Stock Units

Brett A. Hurt	64,707	35,413

Stephen R. Collins	35,124	19,223

Bryan C. Barksdale	18,463	10,105

Heather J. Brunner	24,049	13,162

Erin C. Nelson	14,488	7,929

Since the options and restricted stock units were granted in fiscal year 2013, these grants are not included in table below titled “Summary Compensation Table for Years Ended April 30, 2011 and 2012.”

Severance and Change of Control Benefits

As described below under “—Potential Payments upon Termination or Change of Control,” Mr. Hurt and Ms. Nelson are entitled to receive severance payments and benefits if their employment is terminated by us without cause or, in the case of Mr. Hurt, he experiences a constructive termination of employment. We believe that the severance payments and benefits for Mr. Hurt and Ms. Nelson in these circumstances were necessary in order to provide them with assurance that, if their at-will employment with us were to be terminated without cause, they would be compensated at a sufficient level in order to ensure they could transition to another employment opportunity and, in the case of Ms. Nelson, to induce her to accept employment with us. With respect to the severance payments and benefits to Mr. Hurt, we also believe that such payments are relatively common for founders and chief executive officers of technology companies.

Additionally, each of our named executive officers is entitled to receive accelerated vesting with respect to all or a portion of the named executive officer’s unvested stock options or restricted stock units in the event of the termination of his or her employment following a change of control of the Company. These accelerated vesting arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change of control of the Company and to allow our named executive officers to focus on the value of strategic alternatives to stockholders without concern for the impact on their continued employment, as we believe each of their offices is at heightened risk of turnover in the event of a change of control. We also believe that accelerated vesting arrangements related to change of control transactions provide an incentive for our named executive officers to successfully execute such a transaction from its early stages until closing, which we believe will ultimately benefit our stockholders.

Please refer to the discussion below under “—Potential Payments upon Termination or Change of Control” for a more detailed discussion of our severance and change of control arrangements.

Employee Benefits

Our named executive officers are eligible for the same benefits available to our full-time employees generally. These include participation in a tax-qualified Section 401(k) plan and group life, health, dental, vision and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.

Other Compensation Practices and Policies

Perquisites and Personal Benefits

As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full-time employees. We believe that cash and equity compensation are the two key components in attracting and retaining executive talent and, therefore, we do not have any programs for providing material personal benefits or executive perquisites to our named executive officers.

Stock Ownership Guidelines

There are currently no equity ownership requirements or guidelines that any of our named executive officers or other employees must meet or maintain.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal year 2012.

Policy Regarding the Timing of Equity Awards

In fiscal year 2012, we had no program, plan or practice pertaining to the timing of stock option grants to executive officers coinciding with the release of material non-public information.

Policy Regarding Compensation Recovery

We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, our Board or compensation committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement and then-applicable law.

Accounting and Tax Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief named executive officer and each of its three next most highly compensated named executive officers (other than its chief financial officer). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

We expect that our compensation committee, in approving the amount and form of compensation for our named executive officers in the future, will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that our named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of the Company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax.

Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.

Except with respect to a portion of the payment to Dev C. Ittycheria described in the section of this Proxy Statement titled “Certain Relationships and Related Party Transactions—Agreements with Directors,” we did not provide any directors or named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during fiscal year 2012 and we have not agreed and are not otherwise obligated to provide any director or named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in this our Annual Report on Form 10-K. This calculation is performed for accounting purposes and reported in the compensation tables contained below under “—Tabular Disclosure Regarding Executive Compensation” even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

REPORT OF THE COMPENSATION COMMITTEE

During fiscal year 2012, the compensation committee consisted of four non-employee directors: Michael S. Bennett, Sydney L. Carey, Dev C. Ittycheria and Edward B. Keller, each of whom the Board has determined is independent under applicable Nasdaq rules. The compensation committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on our website at http://investors.bazaarvoice.com/governance.cfm.

The compensation committee has reviewed and discussed with management the disclosures contained in the section of this Proxy Statement titled “Executive Compensation—Compensation Discussion and Analysis.” Based on this review and discussion, the compensation committee recommended to the Board that the section titled “Executive Compensation—Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

SUBMITTED BY THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Edward B. Keller, Chairperson

Michael S. Bennett

Sydney L. Carey

Dev C. Ittycheria

TABULAR DISCLOSURE REGARDING EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during our fiscal years ended April 30, 2011 and 2012 by our named executive officers.

Summary Compensation Table for Fiscal Years Ended April 30, 2011 and 2012

Name and Principal Position	Fiscal Year	Salary	Bonus		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total

Brett A. Hurt	2012	$309,000	—		$729,740	$213,210	$799	$1,252,749
Founder, Chief Executive Officer and President	2011	250,000	—		—	140,400	692	391,092

Stephen R. Collins	2012	235,833	—		917,799	138,000	799	1,292,431
Chief Financial Officer and Chief Innovation Officer(4)	2011	131,061	60,000	(5)	1,363,799	60,519	5,485(6)	1,620,864

Bryan C. Barksdale	2012	250,000	12,000	(8)	—	69,000	799	331,799
General Counsel and Secretary(7)	2011	177,083	1,000	(9)	802,233	32,952	490	1,013,758

Heather J. Brunner	2012	245,000	—		—	112,700	799	358,499
Chief Operating Officer	2011	245,000	—		—	75,510	692	321,202

Erin C. Nelson	2012	250,000	—		—	92,000	799	342,799
Chief Marketing Officer(10)	2011	125,000	50,000	(5)	1,196,270	46,948	346	1,418,564

(1)

The amounts reported in the “Option Awards” column do not reflect compensation actually received by the named executive officer but represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K.

(2)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2012 reflect cash bonuses paid pursuant to our executive bonus plans for fiscal year 2012, as described in “—Compensation Discussion and Analysis—Elements of Compensation for Fiscal Year 2012—Annual Performance-Based Cash Compensation” above. For more information, see “—Grants of Plan-Based Awards for Fiscal Year 2012” below.

(3)

The amounts reported in the “All Other Compensation” column consist solely of premiums for short term disability, long term disability, life and accidental death and dismemberment insurance paid by us unless additional forms of compensation are also indicated in the relevant footnotes to this table.

(4)	Mr. Collins commenced his employment with us in September 2010.
(5)	Represents a signing bonus paid by us.
(6)	Includes $5,023 for the reimbursement of transportation expenses.
(7)	Mr. Barksdale commenced his employment with us in August 2010.
(8)	Represents a $10,000 discretionary bonus and a $2,000 employee referral bonus paid by us.
(9)	Represents an employee referral bonus paid by us.
(10)	Ms. Nelson commenced her employment with us in November 2010.

Grants of Plan-Based Awards for Fiscal Year 2012

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Options Awards, per share	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold(2)	Target	Maximum

Brett A. Hurt	—	115,875	231,750	347,625	—	—	—
	5/24/2011	—	—	—	200,000	$6.58	$729,740
Stephen R. Collins	—	75,000	150,000	225,000	—	—	—
	1/17/2012	—	—	—	175,109	$9.60	$917,799
Bryan C. Barksdale	—	37,500	75,000	112,500	—	—	—
Heather J. Brunner	—	61,250	122,500	183,750	—	—	—
Erin C. Nelson	—	50,000	100,000	150,000	—	—	—

(1)

The amounts reported represent the formulaic performance-based incentive cash awards each named executive officer could earn pursuant to our executive bonus plans for fiscal year 2012, as described in “—Compensation Discussion and Analysis—Elements of Compensation for Fiscal Year 2012—Annual Performance-Based Cash Compensation” above. The actual amounts earned for fiscal year 2012 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(2)	Assumes achievement of each corporate performance measure at the minimum level required for payment.
(3)

The amounts reported reflect shares of common stock underlying stock options granted in fiscal year 2012 under the Bazaarvoice, Inc. 2005 Stock Plan. The stock options vest over a four-year period as follows: 25% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date.

(4)

The grant date fair value of stock options is determined in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included our Annual Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

Employment Agreements

Certain elements of compensation set forth in the Summary Compensation Table for Years Ended April 30, 2011 and 2012 and Grants of Plan-Based Awards for Fiscal Year 2012 table reflect the terms of employment letter agreements between us and each of the named executive officers. The following descriptions of the terms of the employment agreements with our named executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreements, which have been filed with the SEC as exhibits to our Annual Report on Form 10-K.

Brett A. Hurt

We are a party to an employment letter agreement with Mr. Hurt, dated June 14, 2005. The agreement provides for an annual base salary of $180,000 per year and that Mr. Hurt is eligible to participate in our bonus plans and benefit programs as they are established from time to time. Mr. Hurt’s annual base salary and target bonus have been subsequently increased and, for fiscal year 2012, Mr. Hurt’s annual base salary was $309,000 and annual target bonus was $231,750. Mr. Hurt is also entitled to payments and certain other benefits upon termination of his employment in certain circumstances as described below under “—Potential Payments upon Termination or Change of Control.”

Stephen R. Collins

We are party to an employment letter agreement with Mr. Collins, dated August 13, 2010. The agreement provides for an annual base salary of $200,000 and for Mr. Collins to participate in our annual executive bonus plan with an annual target bonus of $100,000 for fiscal year 2011, pro-rated from his date of hire. Mr. Collins’s annual base salary and target bonus have been subsequently increased and, for fiscal year 2012, Mr. Collins’s annual base salary was $250,000 and annual target bonus was $150,000. For fiscal year

2013, Mr. Collins’s annual base salary was increased to $275,000 and annual target bonus was increased to $165,000. In addition, the agreement provides that we will either (a) reimburse Mr. Collins for relocation expenses actually incurred in connection with his relocation to Austin, Texas, subject to approval of our Chief Executive Officer, with up to a maximum of $30,000 allowed for temporary housing for a period not to exceed 12 months or (b) pay Mr. Collins a signing bonus of $60,000 within 90 days of his employment commencement date, which bonus Mr. Collins would have been required to pay back to us in its entirety if he terminated his employment with us within four months of his employment commencement date or on a pro-rated basis if he terminated his employment with us within 12 months of his employment commencement date. Pursuant to his employment letter agreement, we paid Mr. Collins the signing bonus of $60,000 on September 15, 2010. We also agreed to pay commuting expenses to Mr. Collins for a period not to exceed ten months from his employment commencement date. On September 16, 2010, we granted Mr. Collins an option to purchase 486,463 shares of our common stock at an exercise price of $4.86 per share in accordance with the terms of his employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above, but is subject to accelerated vesting in the event of a termination of Mr. Collins’s employment upon change of control of the Company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Collins is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Bryan C. Barksdale

We are party to an employment letter agreement with Mr. Barksdale, dated July 15, 2010. The agreement provides for an annual base salary of $250,000 and for Mr. Barksdale to participate in our annual executive bonus plan with an annual target bonus of $50,000 for fiscal year 2011, pro-rated from his date of hire. Mr. Barksdale’s annual target bonus has been subsequently increased and, for fiscal year 2012, Mr. Barksdale’s annual target bonus was $75,000. For fiscal year 2013, Mr. Barksdale’s annual base salary was increased to $260,000 and annual target bonus was increased to $91,000. On September 16, 2010, we granted Mr. Barksdale an option to purchase 286,154 shares of our common stock at an exercise price of $4.86 per share in accordance with the terms of his employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above but is subject to accelerated vesting in the event of a termination of Mr. Barksdale’s employment upon change of control of the Company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Barksdale is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Heather J. Brunner

We are party to an employment letter agreement with Ms. Brunner, dated July 7, 2008, as amended on June 30, 2010. The agreement provides for an annual base salary of $220,000 and for Ms. Brunner to participate in our annual executive bonus plan with an annual target bonus of $80,000 for fiscal year 2011. Ms. Brunner’s annual base salary and target bonus have been subsequently increased and, for fiscal year 2012, Ms. Brunner’s annual base salary was $245,000 and annual target bonus was $122,500. For fiscal year 2013, Ms. Brunner’s annual base salary was increased to $275,000 and annual target bonus was increased to $137,500. On November 19, 2008, we granted Ms. Brunner an option to purchase 502,539 shares of our common stock at an exercise price of $2.60 per share in accordance with the terms of her employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above, but is subject to accelerated vesting in the event of a termination of Ms. Brunner’s employment upon change of control of the Company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during her employment, Ms. Brunner is entitled to our standard vacation and benefits covering other employees at her level, as may be in effect from time to time.

Erin C. Nelson

We are party to an amended and restated employment letter agreement with Ms. Nelson, dated August 16, 2011. The agreement provides for an annual base salary of $250,000 and for Ms. Nelson to participate in our annual executive bonus plan with an annual target bonus of $100,000 for fiscal year 2011, pro-rated from her date of hire. For fiscal year 2013, Ms. Nelson’s annual target bonus was increased to $112,500. For fiscal years 2011, 2012 and 2013, we agreed to pay Ms. Nelson a minimum guaranteed bonus of 50% of her pro-rated target annual bonus for such fiscal year, provided that such minimum guaranteed bonus shall not exceed $100,000 and subject to her continued employment with respect to such fiscal year. Pursuant to her employment letter agreement, we also paid Ms. Nelson a signing bonus of $50,000 on November 15, 2010. However, Ms. Nelson would have been required to pay us the entire amount of her signing bonus if she terminated her employment with us within four months of her employment commencement date. This repayment obligation continues on a pro-rated basis until she has been employed by us for a total of 12 months. On November 16, 2010, we granted Ms. Nelson an option to purchase 429,232 shares of our common stock at an exercise price of $4.86 per share in accordance with the terms of her employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above, but is subject to accelerated vesting in the event of a termination of Ms. Nelson’s employment upon change of control of the Company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during her employment, Ms. Nelson is entitled to our standard vacation and benefits covering other employees at her level, as may be in effect from time to time. Ms. Nelson is also entitled to payments and certain other benefits upon termination of her employment in certain circumstances as described below under “—Potential Payments upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year-End 2012

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Brett A. Hurt	—	200,000	$6.58	5/24/2021
Stephen R. Collins	143,906	293,905	$4.86	9/16/2020
	—	175,109	$9.60	1/17/2022
Bryan C. Barksdale	119,230	166,924	$4.86	9/16/2020
Heather J. Brunner	460,660	41,879	$2.60	11/19/2018
	108,904	44,844	$2.86	6/1/2019
Erin C. Nelson	152,019	277,213	$4.86	11/16/2020

(1)

Unless otherwise indicated, these stock options were granted on the date ten years prior to the expiration date and become exercisable with respect to 25% of the shares underlying the option vesting on the first anniversary of the vesting start date and the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date. Please refer to “—Potential Payments Upon Termination or Change of Control” for a discussion of vesting acceleration provisions applicable to certain of these option grants.

Option Exercises During Fiscal Year 2012

The following table sets forth certain information with respect to the exercise of stock options by our named executive officers in fiscal year 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Stephen R. Collins	48,652	226,718

(1)

The aggregate dollar amount realized upon the exercise of a stock option represents the difference between (x) the aggregate fair market value of the shares of our common stock underlying that stock option on the date of exercise, as calculated by using a per share fair value of $9.52, which was the fair value of our common stock as determined by our Board as of December 8, 2011, and (y) the aggregate exercise price of the stock option, as calculated using a per share exercise price of $4.86.

Potential Payments upon Termination or Change of Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control of the Company had occurred on April 30, 2012 and based upon a price of $19.81 per share for our common stock, which was the closing price on the NASDAQ Global Market on April 30, 2012, given the named executive officers’ compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Arrangements with Brett A. Hurt

Our employment letter agreement with Mr. Hurt provides that if Mr. Hurt is terminated by us for any reason other than cause, or in the event of his constructive termination, we will continue to pay to Mr. Hurt an amount equal to his then-current base salary for six months subject to his execution of a general release of claims substantially in the form provided by us and his continued compliance with the terms of his employment letter agreement and employee proprietary information agreement with us. Additionally, if terminated by us for any reason other than cause, or in the event of a constructive termination, Mr. Hurt would be entitled to COBRA continuation coverage at our expense throughout any period in which he is entitled to receive severance payments or until he receives comparable benefits from any other source, whichever occurs first.

Under the employment letter agreement with Mr. Hurt, “cause” means (i) his continued failure to substantially perform the duties and obligations of his position with us (other than any such failure resulting from his total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code) subject to a reasonable cure period of not less than 30 days following notice from us describing the circumstances of the failure in reasonable detail; (ii) any act of personal dishonesty, fraud or misrepresentation taken by him which was intended to result in substantial gain or personal enrichment for him at our expense; (iii) his violation of a federal or state law or regulation applicable to our business which violation was or is reasonably likely to be injurious to us; (iv) his conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; (v) his breach of the terms of his agreement(s) with us relating to proprietary information and inventions assignment subject to a reasonable cure period of not less than 30 days following notice from us describing the circumstances of the breach in reasonable detail; or (vi) his material breach of the terms of his employment letter agreement subject to a reasonable cure period of not less than 30 days following notice from us describing the circumstances of the breach in reasonable detail.

Under the employment letter agreement with Mr. Hurt, “constructive termination” means his voluntary resignation following any of the following actions effected without his consent: (i) a change in his position with us or a successor entity that materially reduces his position, title, duties and responsibilities or the level of management to which he reports; (ii) a reduction in his level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs as established from time to time) by more than 20%; or (iii) a relocation of his place of employment by more than 50 miles from our headquarters in Austin, Texas.

Arrangements with Erin C. Nelson

Our amended and restated employment letter agreement with Erin C. Nelson provides that if she is terminated by us involuntarily without cause (excluding any termination due to death or disability) she will be entitled to receive continuing severance pay at a rate equal to her then-current base salary for a period of six months from the date of her termination subject to her execution of a general release of claims in a form reasonably satisfactory to us and her continued compliance with the terms of her amended and restated employment letter agreement and employee proprietary information agreement with us.

Under the employment letter agreement with Ms. Nelson, “cause” means (i) her continued failure to substantially perform the material duties and obligations under her employment letter agreement (for reasons other than death or disability), which failure, if curable within our discretion, is not cured to our reasonable satisfaction within 30 days after receipt of written notice from us of such failure; (ii) her failure or refusal to comply with reasonable written policies, standards and regulations established by us from time to time, which failure, if curable in our discretion, is not cured to our reasonable satisfaction within 30 days after receipt of written notice from us of such failure; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by her that results in a substantial gain or personal enrichment of her at our expense; (iv) her violation of a federal, state, or local law or regulation applicable to our business; (v) her violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state or local government; or (vi) her material breach of the terms of her employment letter agreement or employee proprietary information agreement.

Our amended and restated employment letter agreement and our stock option agreement with Ms. Nelson also provide for accelerated vesting upon change of control as discussed below under “—Vesting Acceleration of Option Awards.”

Vesting Acceleration of Option Awards

The employment letter agreements, stock option agreements and restricted stock unit agreements with Messrs. Collins and Barksdale and Ms. Nelson also provide for accelerated vesting of 100% of the executive’s unvested stock options in the event of the executive’s termination upon change of control (as defined in the employment letter agreements with such named executive officers). The employment letter agreement, stock option agreements and restricted stock unit agreements with Ms. Brunner provide for accelerated vesting of 50% percent of Ms. Brunner’s unvested stock options in the event of her termination upon change of control (as defined in the employment letter agreement with Ms. Brunner).

Under the employment letter agreements with our named executive officers, “termination upon change of control” means any termination of the executive’s employment by us without cause during the period commencing on or after the date that we have signed a definitive agreement or that our Board has endorsed a tender offer for our stock that, in either case, when consummated would result in a change of control (even though consummation is subject to approval or requisite tender by our stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a change of control or on the date which is 12 months following the consummation of any transaction or series of transactions that results in a change of control.

For purposes of the definition of “termination upon change of control” above, the following terms have the following meanings:

•

“cause” means (a) the executive’s willful and continued failure to perform substantially the executive’s duties with us or (b) the willful engaging by the executive of illegal conduct or gross misconduct which is injurious to us;

•

“change of control” means (a) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding our securities under an employee benefit plan, becomes the beneficial owner (as defined Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities representing 50% or more of (A) the outstanding shares of our common stock or (B) the combined voting power of our then-outstanding securities; (b) we are party to a merger or consolidation, or series of related transactions, which results in our voting securities outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least 50% of the combined voting power of our voting securities or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of our assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least 50% of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held our voting securities immediate prior to such transaction or series of transactions; (d) our dissolution or liquidation, unless after such liquidation or dissolution all or substantially all of our assets are held in an entity at least 50% of the combined voting power of the voting securities of which is held by persons who held our voting securities immediately prior to such liquidation or dissolution; or (f) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

The table below sets forth the estimated value of the potential payments to each of our named executive officers, assuming the executive’s employment had terminated on April 30, 2012 and/or that a change of control had also occurred on that date.

Name	Termination without Cause (Not in Connection With a Change of Control)	Termination without Cause in Connection With a Change of Control	Constructive Termination
Brett A. Hurt
Severance(1)	$154,500(2)	$154,500(2)	$154,500	(2)
COBRA Coverage	7,726	7,726	7,726

Total	162,226	162,226	162,226
Stephen R. Collins
Option Acceleration(3)	—	6,181,743	—

Total	—	6,181,743	—
Bryan C. Barksdale
Option Acceleration(3)	—	2,495,514	—

Total	—	2,495,514	—
Heather J. Brunner
Option Acceleration(3)	—	740,422	—

Total	—	740,422	—
Erin C. Nelson
Severance(1)	125,000	125,000	—
Option Acceleration(3)	—	4,144,334	—

Total	125,000	4,269,334	—

(1)	Based on base salary as of April 30, 2012.
(2)

Amount would be paid in the event Mr. Hurt is terminated for any reason other than cause or in the event of his constructive termination as such terms are defined in our employment letter agreement with Mr. Hurt.

(3)

Accelerated vesting of stock options for the applicable named executive officers is based on the difference between $19.81, which was the closing price on the NASDAQ Global Market on April 30, 2012, and the exercise price of the award.

Stock Incentive Plans

2012 Equity Incentive Plan

Our Board has adopted and our stockholders have approved our 2012 Equity Incentive Plan, or the 2012 Plan. Our 2012 Plan provides for the grant of incentive stock options, within the meaning of Internal Revenue Code Section 422, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized shares. As of April 30, 2012, options to purchase 69,300 shares of common stock were outstanding and 4,227,906 shares were available for future grant under our 2012 Plan. The number of shares available for issuance under the 2012 Plan will be increased annually on the first day of each of our fiscal years beginning with fiscal year 2013, by an amount equal to the least of:

•	10,000,000 shares;

•	5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as our Board may determine.

Accordingly, on May 1, 2012, the number of shares available for issuance under the 2012 Plan was increased by 2,926,496 shares. Shares issued pursuant to awards under the 2012 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the 2012 Plan. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2012 Plan.

Plan administration. The 2012 Plan is administered by our Board which, at its discretion or as legally required, may delegate such administration to our compensation committee or one or more additional committees. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Internal Revenue Code Section 162(m), the committee will consist of two or more “outside directors” within the meaning of Internal Revenue Code Section 162(m).

Subject to the provisions of our 2012 Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the awards and the terms of the award agreements for use under the 2012 Plan. The administrator also has the authority, subject to the terms of the 2012 Plan, to prescribe rules and to construe and interpret the 2012 Plan and awards granted thereunder and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards that may have different exercise prices and terms, to amend existing awards to reduce or increase their exercise price and to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator.

Stock options. The administrator may grant incentive and/or nonstatutory stock options under our 2012 Plan, provided that incentive stock options are only granted to employees. The exercise price of such options must equal at least the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. However, an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the plan administrator. Subject to the provisions of our 2012 Plan, the administrator determines the remaining terms of the options, including vesting criteria. After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock appreciation rights. Stock appreciation rights may be granted under our 2012 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our 2012 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. The specific terms of each grant of stock appreciation rights will be set forth in an award agreement.

Restricted stock. Restricted stock may be granted under our 2012 Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator and/or continued service to us. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares at the time of grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to us. The specific terms of each grant of restricted stock will be set forth in an award agreement.

Restricted stock units. Restricted stock units may be granted under our 2012 Plan. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to us, and the form and timing of payment. The administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payment. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. The specific terms of each grant of restricted stock units will be set forth in an award agreement.

Performance units/performance shares. Performance units and performance shares may be granted under our 2012 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof. The specific terms of each grant of performance units or performance shares will be set forth in an award agreement.

Transferability of awards. Unless the administrator provides otherwise, our 2012 Plan generally does not allow for the transfer of awards other than by will or laws of descent or distribution and only the recipient of an award may exercise such an award during his or her lifetime.

Certain adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2012 Plan, the administrator will make adjustments to the number and class of shares that may be delivered under the 2012 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the 2012 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or change of control. Our 2012 Plan provides that, in the event of a merger or change of control as defined under the 2012 Plan, each outstanding award will be treated as the administrator determines, except that, if a successor corporation does not assume or substitute for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. In the event of a merger or change of control, any options, restricted stock units and stock appreciation rights held by an outside director will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.

Plan amendment or termination. Our Board has the authority to amend, suspend or terminate the 2012 Plan provided such action does not impair the existing rights of any participant. Our 2012 Plan will automatically terminate in 2022, unless we terminate it sooner.

2005 Stock Plan

Our 2005 Stock Plan was adopted by our Board and approved by our stockholders effective June 14, 2005 and was amended on August 15, 2005, August 15, 2007, September 5, 2007, November 19, 2008, July 16, 2009, September 17, 2009, February 10, 2010, May 20, 2010, September 16, 2010 and November 16, 2010, amended and restated on March 29, 2011, and amended on August 16, 2011 and February 9, 2012. Our 2005 Stock Plan provides for the grant of incentive stock options, nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of April 30, 2012, options to purchase 12,013,547 shares of common stock were outstanding under our 2005 Stock Plan.

In July 2011, our Board terminated our ability to make grants under our 2005 Stock Plan, effective upon the closing of our initial public offering. However, our 2005 Stock Plan will continue to govern the terms and conditions of all outstanding options previously granted under the 2005 Stock Plan.

Our 2005 Stock Plan provides that, in the event of a merger or change of control as defined under the 2005 Stock Plan, each outstanding option shall be assumed or substituted with an equivalent option by the successor entity. If the successor entity does not assume or substitute the outstanding options, then each option will fully vest and become exercisable. Our Board, or a committee designated by our Board, is required to give notice of any proposed merger or change of control prior to the closing date of such sale, merger or consolidation. If the consideration received in the merger or change of control is not solely common stock of the successor corporation or its parent, our Board, or a committee designated by our Board, may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of each share subject to the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock in the merger or change of control.

Our 2005 Stock Plan provides that our Board, or a committee designated by our Board, may, in order to prevent diminution or enlargement of the benefits or intended benefits to be made available under the 2005 Stock Plan, adjust or substitute outstanding options upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations.

The standard form of option agreement under the 2005 Stock Plan provides that options will vest 25% on the first anniversary of the vesting start date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable vesting date. Under our 2005 Stock Plan, our Board, or a committee designated by our Board, has the authority to grant options with early exercise rights, subject to our repurchase right that lapses as the shares vest on the original vesting schedule, and to provide for accelerated vesting.

The standard form of option agreement under the 2005 Stock Plan restricts the transfer of shares of our common stock issued pursuant to an award for the period specified by the representative of the underwriters not to exceed 180 days following the effective date of any registration statement we file under the Securities Act.

PowerReviews, Inc. 2005 Equity Incentive Plan

In the June 2012 acquisition of PowerReviews, we assumed outstanding stock options granted under the PowerReviews, Inc. 2005 Equity Incentive Plan, or the PowerReviews Plan, other than those held by former service providers. Following the acquisition, the assumed options continue to be subject to the terms of the PowerReviews Plan and individual award agreements except (i) the assumed options will be exercisable for shares of our common stock, (ii) the number of shares and exercise price of each option will be adjusted pursuant to an exchange ratio established in the acquisition and (iii) assumed options will not be exercisable prior to vesting. We have reserved a total of 1,656,751 shares of our common stock for issuance with respect to the assumed PowerReviews Plan options. We will not grant any new awards under the PowerReviews Plan.

Our Board, or a committee appointed by our Board, will administer the PowerReviews Plan with respect to the assumed options. Subject to the provisions of the plan, the administrator has the power to interpret the plan, establish rules and regulations to properly administer the plan, and make any other determination and take any other action it deems necessary or desirable for administration of the plan.

Options granted under the PowerReviews Plan generally have a maximum term of ten years. Unvested options expire upon termination of employment or service. Unless otherwise provided by individual option agreements, the PowerReviews Plan provides for a three-month post-termination exercise period for vested options following termination, other than terminations for retirement, disability or death, in which case the plan provides for a one-year post-termination exercise period. All options terminate immediately upon notification of termination for cause.

The PowerReviews Plan generally does not allow for the transfer of options other than by will or the laws of descent and distribution and only the recipient of an option may exercise the award during his or her lifetime, unless provided otherwise by the administrator.

In the event of a company transaction, as defined in the plan, unless provided otherwise in an award agreement, all outstanding options shall become fully exercisable prior to the transaction and termination upon the effective date of the transaction unless such options are assumed, converted, or substituted for by the successor company. The administrator may provide that a participant’s outstanding options will terminate upon consummation of the company transaction in exchange for a cash payment based on the acquisition price.

The administrator has the authority to amend, suspend, or terminate the PowerReviews Plan at any time, provided such action does not materially impair the rights of any optionee, unless mutually agreed otherwise in writing.

2012 Employee Stock Purchase Plan

Our Board has adopted and our stockholders have approved our 2012 Employee Stock Purchase Plan, or the ESPP.

A total of 1,137,123 shares of our common stock are available for sale under our ESPP. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the ESPP on the first day of each fiscal year beginning with fiscal year 2013, equal to the least of:

•	5,000,000 shares;

•	1% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year; or

•	such other amount as may be determined by the administrator.

Accordingly, on May 1, 2012, the number of shares available for sale under the ESPP was increased by 585,299 shares. Our Board or its committee has full and exclusive authority to interpret the terms of the ESPP and determine eligibility.

All of our employees, including our named executive officers, are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under our ESPP if such employee:

•	immediately after the grant would own stock or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

•

holds rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year in which the right to be granted would be outstanding at any time.

Our ESPP is intended to qualify under Section 423 of the Code, and provides for consecutive six-month offering periods. The offering periods generally start on the first trading day on or after March 20 and September 20 of each year, except for the first such offering period, which commenced on the first trading day on or after the effective date of our initial public offering and ended on March 20, 2012. The administrator may, in its discretion, modify the terms of future offering periods.

Our ESPP permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s regular and recurring straight time gross earnings and payments for overtime and shift premiums, but exclusive of payments for incentive compensation, bonuses and other similar compensation. A participant may purchase a maximum of 2,630 shares of common stock during each six-month offering period.

Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month offering period. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the last day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

In the event of our merger or change of control, as defined under the ESPP, a successor corporation or parent or subsidiary of the successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set to occur before the date of the proposed merger or change of control. The plan administrator will notify each participant in writing that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless the participant withdraws from the offering period prior to such date.

Our ESPP will automatically terminate in 2022, unless we terminate it sooner. In addition, our Board has the authority to amend, suspend or terminate our ESPP.

401(k) Plan

We have established a tax-qualified employee savings and retirement plan pursuant to which employees who satisfy certain eligibility requirements, including age and length of service, may elect to defer up to 100% of eligible compensation, subject to applicable Internal Revenue Code limits. We currently do not match any contributions made by our employees, including executives. We intend for the 401(k) plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as members of our Board and officers and potentially in other roles with the Company. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of April 30, 2012, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by stockholders	12,082,847	$4.57	5,365,029(1)(2)

Equity compensation plans not approved by stockholders	2,500	$8.58	—

Total equity compensation plans	12,085,347	$4.57	5,365,029(1)(2)

(1)

Includes 4,227,906 shares available for future issuance under our 2012 Equity Incentive Plan. Pursuant to the terms of the 2012 Equity Incentive Plan, or the 2012 Plan, the number of shares available for issuance under the 2012 Plan will be increased on the first day of each fiscal year in an amount equal to the least of (i) 10,000,000 shares; (ii) five percent (5%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the Board may determine.

(2)

Includes 1,137,123 shares available for future issuance under our 2012 Employee Stock Purchase Plan. Pursuant to the terms of the 2012 Employee Stock Purchase Plan, or the ESPP, the number of shares available for sale under the ESPP will be increased on the first day of each fiscal year in an amount equal to the least of (i) 5,000,000 shares; (ii) one percent (1%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the Board may determine.

REPORT OF THE AUDIT COMMITTEE

The audit committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the fiscal year 2012 audit, the audit committee has:

•

reviewed and discussed with management our audited financial statements, including management’s report on internal controls over financial reporting, included in our Annual Report on Form 10-K for the year ended April 30, 2012;

•

discussed with PricewaterhouseCoopers LLP the matters required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received from and discussed with PricewaterhouseCoopers LLP the communications from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding its independence.

Based on the review and discussions described in the preceding bullet points, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended April 30, 2012 for filing with the Securities and Exchange Commission.

The audit committee has adopted a charter and a process for pre-approving services to be provided by PricewaterhouseCoopers LLP.

The members of the audit committee have been determined to be independent in accordance with the requirements of the NASDAQ Global Market listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.

SUBMITTED BY THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Sydney L. Carey, Chairperson

Neeraj Agrawal

Michael S. Bennett

Thomas J. Meredith

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm and auditors of our consolidated financial statements for the fiscal year ending April 30, 2013, or fiscal year 2013.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for fiscal year 2013. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. Even if this appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interest of Bazaarvoice and our stockholders. Representatives of PwC are expected to be present at the Annual Meeting to make a statement if such representatives desire to do so and to respond to questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the fees accrued or paid to our independent registered public accounting firm for the years ended April 30, 2012 and 2011.

Audit and Non-Audit Fees

	PricewaterhouseCoopers LLP

	2012	2011

Audit Fees (1)	1,417,200	145,000

Audit-Related Fees (2)	—	—

Tax Fees (3)	338,290	—

All Other Fees (4)	2,772	—

Total	1,758,262	145,000

(1)

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q and audit services provided in connection with our initial public offering and other statutory and regulatory filings.

(2)	Audit-related fees are comprised of fees for professional services that are reasonably related to the performance of the worldwide audit or review of our financial statements.

(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

(4)	Annual subscription to accounting guidance software.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

We maintain an auditor independence policy that bans our auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the audit committee approve the audit and non-audit services and related budget in advance, and that the audit committee be provided with quarterly reporting on actual spending. This policy also mandates that we may not enter into auditor engagements for non-audit services without the express approval of the audit committee. In accordance with this policy, the audit committee pre-approved all services to be performed by our independent registered public accounting firm.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Approval of Proposal Two requires a “FOR” vote from a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2013.

PROPOSAL THREE: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

The compensation committee and the Board believe that our executive compensation program, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement reflects our goals of linking our performance with executive compensation. The compensation committee and the Board believe that the executive compensation program is rational and effective in that it aligns the interests of the executives with both the short-term and long-term interests of our stockholders, and enables us to support, attract and retain the best talent and support a high-performance culture by rewarding excellence and achievement.

This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the Company’s executive compensation program, as described in the section titled “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement are hereby approved.”

Because this vote is advisory, it will not be binding upon the Board. However, the compensation committee will strongly consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Vote Required

You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the Annual Meeting. If you abstain from voting on the proposal or your broker is unable to vote your shares, it will have the same effect as a vote against the proposal.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” approval of the advisory vote to approve executive compensation.

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires us to include an advisory vote on how frequently our stockholders wish us to seek the advisory vote to approve executive compensation such as Proposal Three above. Stockholders may indicate whether they would prefer that we conduct future advisory votes to approve executive compensation once every one, two, or three years, or abstain from voting.

The Board has determined that an advisory vote to approve executive compensation held every three years would be the best approach for us based on a number of considerations, including, among other things, the following:

•	a significant portion of the compensation of our named executive officers is correlated with our long-term performance and stockholder returns;

•

we believe that a vote every three years will give our stockholders a better opportunity to assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance; and

•

a vote every three years allows time for the Board and its committees to review and respond to stockholders’ views on executive compensation and to change, if necessary, our executive compensation program.

Because this vote is advisory, it will not be binding upon the Board or the Company, and the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote to approve executive compensation more or less frequently than the option approved by our stockholders.

Vote Required

You may vote “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN” on this proposal. The time period receiving the highest number of affirmative votes will be the recommendation to the Board.

Recommendation of the Board of Directors

Our Board recommends that you vote “3 YEARS” as the frequency for the advisory vote to approve executive compensation.

OTHER MATTERS

Meeting Admission.  You are entitled to attend the Annual Meeting only if you were a Bazaarvoice stockholder at the close of business on August 23, 2012 or hold a valid proxy for the Annual Meeting. If attending the physical meeting, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with American Stock Transfer & Trust Company, LLC (“registered holders”), the inspector of election will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee (“street name” or “beneficial” holders), in order to gain entry you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a form of government-issued photo identification. If you do not provide photo identification and comply with the other procedures outlined above for attending the Annual Meeting in person, you will not be admitted to attend the Annual Meeting location in person.

Proxy Solicitation.  Bazaarvoice is paying the costs of the solicitation of proxies. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners of shares held in street name certain fees associated with forwarding the Notice to beneficial owners, forwarding printed proxy materials by mail to beneficial owners who specifically request them, and obtaining beneficial owners’ voting instructions. We currently estimate such costs will be approximately $25,000.

In addition to soliciting proxies by mail, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email our behalf.

Inspector of Election.  Mediant Communications LLC has been engaged as our independent inspector of election to tabulate stockholder votes for the 2012 Annual Meeting.

Stockholder List.  Bazaarvoice’s list of stockholders as of August 23, 2012 will be available for inspection for 10 days prior to the 2012 Annual Meeting. If you want to inspect the stockholder list, please call our Investor Relations department at (512) 551-6800 to schedule an appointment.

2013 Stockholder Proposals or Nominations.  Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2013 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the section titled “—Communicating with Us.” Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Central Time) on April 30, 2013.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and governance committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the section of this Proxy Statement titled “Corporate Governance—Director Nomination Procedures.”

In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2013 annual meeting must give notice to our Corporate Secretary between June 15, 2013 and July 15, 2013, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2013 annual meeting is held more than 30 days prior to or 60 days after the anniversary of the 2012 Annual Meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2013 annual meeting or the tenth day following the day on which public announcement of the meeting is first made. We will not entertain any proposals or nominations at the Annual Meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are filed as an exhibit to our Registration Statement filed with the SEC on August 26, 2011. To make a submission or to request a copy of our Bylaws, stockholders should contact our General Counsel. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Financial Statements.  Our financial statements for the year ended April 30, 2012 are included in our 2012 Annual Report to Stockholders, which we are providing or making available to our stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also posted on the Internet at www.proxydocs.com/bv. If you have not received or do not have access to the Annual Report, which includes our Annual Report on Form 10-K, call our Investor Relations department at (512) 551-6800, and we will send a copy to you without charge; or send a written request to Bazaarvoice, Inc., Attn: Investor Relations, 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211.

Communicating with Us.  Visit our main Internet site at www.bazaarvoice.com for information on our products and services, marketing programs, worldwide locations, customer support and job listings. Our Investor Relations site at http://investors.bazaarvoice.com contains stock information, earnings and conference call replays, our annual report, corporate governance and historical financial information and links to our SEC filings. We do not incorporate the information contained on, or accessible through, our corporate website into this Proxy Statement.

If you would like to contact us, call our Investor Relations department at (512) 551-6800, or send correspondence to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211; Attn: Legal Department. If you would like to communicate with our Board, see the procedures described in the section of this Proxy Statement titled “Corporate Governance—Communications with the Board.”

You can contact our General Counsel by mail to Bryan Barksdale, Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211 to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the Annual Meeting, or revoke a prior proxy instruction.

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.

By Order of the Board of Directors,

Brett A. Hurt

Founder, Chief Executive Officer and President

Austin, Texas

August 28, 2012

EVENT # CLIENT # OFFICE # PROXY TABULATOR FOR BAZAARVOICE, INC. P.O. BOX 8016 CARY, NC 27512-9903 The undersigned hereby appoints Brett A. Hurt, Bryan C. Barksdale and Stephen R. Collins, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Bazaarvoice, Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND “3 YEARS” FOR PROPOSAL 4. All votes must be received by 5:00 P.M., Eastern Time, October 8, 2012. MAIL OR Mark, sign and date your Proxy Card/Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR Go To www.proxypush.com/bv Cast your vote online. View Meeting Documents. Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. 866-307-0791 INTERNET TELEPHONE VOTED BY: Annual Meeting of Stockholders of Bazaarvoice, Inc. to be held on Tuesday, October 9, 2012, for Holders as of August 23, 2012 This proxy is being solicited on behalf of the Board of Directors. Please separate carefully at the perforation and return just this portion in the envelope provided. For For Date: October 9, 2012 Time: 2:00 p.m. (Eastern Time) Place: Soho Grand Hotel, 310 West Broadway, New York, NY 10013 Annual Meeting OF STOCKHOLDERS of BAZAARVOICE, INC. For For 2: To ratify the selection of the Pricewaterhouse Coopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2013. 3: Advisory vote to approve the compensation of named executive officers. 4: Frequency of advisory vote to approve the compensation of named executive officers. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Authorized Signatures - This section must be completed for your Instructions to be executed. For Against Abstain 3 Years 1 year 2 years 3 years Abstain Directors Recommend Withhold Please make your marks like this: Use dark black pencil or pen only 01 Neeraj Agrawal 02 Christopher A. Pacitti The Board of Directors Recommends a Vote FOR the nominees for director in proposal 1, FOR proposals 2 and 3 and 3 YEARS on proposal 4. 1: Election of Directors For Call

To attend the meeting and vote your shares in person, please mark this box. Proxy — Bazaarvoice, Inc. Annual Meeting of Stockholders October 9, 2012, 2:00 p.m. (Eastern Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Brett A. Hurt, Bryan C. Barksdale and Stephen R. Collins (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Bazaarvoice, Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Soho Grand Hotel, 310 West Broadway, New York, NY 10013, on Tuesday, October 9, 2012 at 2:00 p.m., Eastern Time, and any adjournment or postponement thereof. The purpose of the Annual Meeting is to take action on the following: 1. Election of Directors 01 Neeraj Agrawal 02 Christopher A. Pacitti 2. To ratify the selection of the PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2013. 3. Advisory vote to approve the compensation of named executive officers. 4. Frequency of advisory vote to approve the compensation of named executive officers. The Board of Directors recommends that you vote “FOR” all nominees for director in proposal 1, “FOR” proposals 2 and 3 and “3 YEARS” on proposal 4. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director in proposal 1, “FOR” proposals 2 and 3 and “3 YEARS” for proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. Please separate carefully at the perforation and return just this portion in the envelope provided.